    As filed with the Securities and Exchange Commission on December 4, 2003
                                                           Registration No. 333-


                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549
                                 ______________

                                    FORM S-3
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933
                                 _______________

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST
             (Exact Name of Registrant as Specified in Its Charter)
                                 _______________

          Pennsylvania                               23-6216339
  (State or Other Jurisdiction of        (I.R.S. Employer Identification Number)
  Incorporation or Organization)

                                                                                               Bruce Goldman
                                                                                 Executive Vice President-General Counsel
                                                                                          and Assistant Secretary
                  The Bellevue, 200 S. Broad Street                                  The Bellevue, 200 S. Broad Street
                  Philadelphia, Pennsylvania  19102                                  Philadelphia, Pennsylvania 19102
                           (215) 875-0700                                                     (215) 875-0700
           (Address, Including Zip Code, and Telephone Number,               (Name, Address, Including Zip Code, and Telephone
    Including Area Code, of Registrant's Principal Executive Offices)        Number, Including Area Code, of Agent for Service)

                             _______________________

                                    Copy to:
                             Howard A. Blum, Esquire
                            Robert C. Juelke, Esquire
                           Drinker Biddle & Reath LLP
                     One Logan Square, 18th & Cherry Streets
                      Philadelphia, Pennsylvania 19103-6996
                                 (215) 988-2700

         Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.
         If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. |_|
         If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. |X|
         If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| _________
         If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. |_| ___________
         If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. |_|

                         CALCULATION OF REGISTRATION FEE

===================================================================================================================================
                                                Amount               Proposed Maximum          Proposed Maximum          Amount of
           Title of Shares                       to be                Offering Price               Aggregate           Registration
          to be Registered                   Registered(1)             Per Share (2)           Offering Price(2)            Fee
-----------------------------------------------------------------------------------------------------------------------------------
Shares of Beneficial Interest, par            2,761,230                  $34.45                  $95,124,374              $7,696
value $1.00 per share (and associated
rights)
===================================================================================================================================

(1) In the event of a share split, share dividend or similar transaction involving the Registrant's shares, in order to prevent dilution, the number of shares registered automatically shall be increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933.
(2) Estimated pursuant to Rule 457(c) solely for the purpose of calculating the registration fee. The price and fee are based on the average of the highest and lowest selling prices of the Registrant's shares of beneficial interest on November 28, 2003 on the New York Stock Exchange.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is efffective. The prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                  SUBJECT TO COMPLETION, DATED DECEMBER 4, 2003

PROSPECTUS

                                     PREIT
                                 [LOGO OMITTED]


                    Pennsylvania Real Estate Investment Trust

                     2,761,230 SHARES OF BENEFICIAL INTEREST


         We are registering the reoffer and resale from time to time of up to 2,761,230 shares of beneficial interest, including:

         o 1,058,016 shares that we issued on November 20, 2003 in connection with our merger with Crown American Realty Trust and transactions related to the merger; and

         o 1,703,214 shares that we may issue in the future to the holders of units of limited partnership interest in PREIT Associates, L.P., of which we are the sole general partner, that PREIT Associates issued on November 20, 2003 in connection with our merger with Crown American Realty Trust and transactions related to the merger. The units are redeemable by their holders for cash or, at our option, for a like number of our shares.

         The reoffer and resale of the shares will be made by the holders of those shares or by the holders' pledgees, donees, transferees, partners or other successors in interest in public or private transactions, on or off of the New York Stock Exchange, at prevailing market prices or at privately negotiated prices. They may sell the offered shares directly or through broker-dealers acting as principal or agent, or in a distribution by underwriters. We will not receive any of the proceeds from the sale of any shares by the selling shareholders, but we have agreed to bear certain expenses of registering the sale of the shares under federal and state securities laws. Our shares are traded on the New York Stock Exchange under the symbol "PEI."

         Consider carefully the Risk Factors beginning on page 2 before deciding to invest in our shares.

These securities have not been approved or disapproved by the Securities and Exchange Commission nor has the Securities and Exchange Commission passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.

                The date of this prospectus is __________, 2003.

                                TABLE OF CONTENTS



PENNSYLVANIA REAL ESTATE INVESTMENT TRUST...................................1

RISK FACTORS................................................................2

USE OF PROCEEDS............................................................17

SELLING SHAREHOLDERS.......................................................17

DESCRIPTION OF SHARES OF BENEFICIAL INTEREST...............................18

FEDERAL INCOME TAX CONSIDERATIONS..........................................30

PLAN OF DISTRIBUTION.......................................................47

LEGAL MATTERS..............................................................49

EXPERTS....................................................................49

WHERE YOU CAN FIND MORE INFORMATION........................................50

FORWARD LOOKING STATEMENTS.................................................52

                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST

         PREIT, which is organized as a business trust under Pennsylvania law, is a fully integrated, self-administered and self-managed real estate investment trust, founded in 1960, that acquires, develops, redevelops and operates retail properties. We conduct substantially all of our operations through PREIT Associates, L.P., and we have elected, and conduct our operations in a manner intended, to comply with the requirements for qualification as a real estate investment trust (a "REIT") under the Real Estate Investment Trust Act of 1960, Sections 856-60 of the Internal Revenue Code of 1986, as amended.

         Our principal executive offices are located at The Bellevue, 200 S. Broad St., Philadelphia, Pennsylvania, 19102, and our telephone number is (215) 875-0700.

                                  RISK FACTORS

RISKS RELATED TO OUR PROPERTIES AND OUR BUSINESS

Our retail properties are concentrated in the Mid-Atlantic region of the United States and adverse market conditions in that region may impact the ability of our tenants to make lease payments and to renew leases, which may reduce the amount of income generated by our properties.

         Our retail properties currently are concentrated in the Mid-Atlantic region of the United States. To the extent adverse conditions affecting retail properties - such as population trends and changing demographics, income, sales and property tax laws, availability and costs of financing, construction costs and weather conditions that may increase energy costs - are particularly adverse in Pennsylvania or in the Mid-Atlantic region, our results of operations will be more notably affected. If the sales of stores operating at our properties were to decline significantly due to economic conditions, the risk that our tenants will be unable to fulfill the terms of their leases or will enter into bankruptcy may increase. In particular, economic and market conditions in the Mid-Atlantic region have a substantial impact on the performance of our anchor and other tenants and may impact the ability of our tenants to make lease payments and to renew their leases. If, as a result of such tenant difficulties, our properties do not generate sufficient income to meet our operating expenses, including debt service, our results of operations would be adversely affected.

Our substantial debt and the dividends payable on our preferred shares may adversely affect our operating results and put us at a competitive disadvantage.

         As a result of our substantial debt obligations, we may not have sufficient cash flow from operations to meet required payments of principal and interest on our debt or to pay distributions on our securities at historical rates, which could affect our ability to qualify as a REIT or to make necessary investments in new business initiatives. In addition, increases in interest rates on our existing indebtedness, which includes a significant portion of variable rate debt, would increase our interest expense, which could harm our cash flow and our ability to pay distributions.

         We assumed significant indebtedness through our merger with Crown American Realty Trust. As of September 30, 2003, Crown had approximately $754.4 million in total debt outstanding, all of which was secured by its real estate assets. This excludes Crown's pro rata portion of $18.6 million of outstanding debt owed by Palmer Park Mall Venture, a former joint venture between us and Crown that holds title to the Palmer Park Mall. We repaid a portion of the debt assumed from Crown with proceeds from our new $500 million unsecured credit facility. We also are obligated to pay a quarterly dividend of $1.375 per share to the holders of the 11% preferred shares that we issued in connection with the merger.

         Our existing indebtedness and the dividends payable on our preferred shares could have negative consequences to our shareholders, including:

         o requiring us to use a significant portion of our cash flow from operations to make interest and principal payments on our debt and dividend and redemption payments on our preferred shares rather than for other purposes such as working capital, capital expenditures or dividends on our common shares;

         o harming our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions, development activities or other general corporate purposes;

         o limiting our flexibility to plan for or react to changes in business and economic conditions; and

         o making us more vulnerable to a downturn in our business or the economy generally.

Our financial covenants may restrict our operating or acquisition activities, which may harm our financial condition and operating results.

         Our existing $500 million credit facility currently requires our operating partnership, PREIT Associates, L.P., to satisfy numerous financial covenants. These covenants could reduce our flexibility in conducting our operations by limiting our ability to borrow money and may create a risk of default on our debt if we cannot continue to satisfy these covenants. If we default under this credit facility, the lenders could require us to repay the debt immediately. We rely on borrowings under this credit facility to finance acquisitions, construction of our development properties, renovations and capital improvements to our properties and for working capital. If we are unable to borrow under our credit facility or to arrange for alternative financing, our financial condition and results of operations would be adversely impacted.

We may be unable to manage effectively our rapid growth and expansion in the retail sector, which may result in disruptions to our business.

         We recently completed the acquisition of six shopping malls from The Rouse Company and the acquisition of 26 retail properties through our merger with Crown American Realty Trust. The merger requires the integration of two large and complex real estate businesses that formerly operated independently. We have retained the services of Generative Leadership Group and PricewaterhouseCoopers, LLP to assist with the integration of the Crown assets and personnel. Following the merger and the related transactions, the gross leasable area of our owned, managed or leased retail properties is approximately 115% higher than it was before the merger and the Rouse shopping mall acquisition. We also recently completed the sale of all 19 properties in our multifamily portfolio.

         The integration efforts required in connection with the merger and the Rouse shopping mall acquisition, together with our continuing efforts to transform our strategic focus to ownership of retail properties, are substantial and may cause disruptions in our operations and divert management's attention away from day-to-day operations, which could impair our relationships with our current tenants and employees. In addition, the Rouse shopping mall acquisition and the Crown merger pose specific risks for our ongoing operations, including that:

         o we may not achieve the expected operating efficiencies, value-creation potential, economies of scale or other benefits of those transactions;
         o we may not have adequate personnel and financial and other resources to successfully handle our substantially increased operations;
         o we may not be successful in leasing space in properties acquired from Rouse or Crown;
         o the combined portfolio may not perform at the level we anticipate;
         o we may experience difficulties and incur unforeseen expenses in connection with assimilating and retaining Crown employees, assimilating Crown's business and assimilating the properties acquired from Rouse and Crown; and
         o we may experience problems and incur unforeseen expenses in connection with upgrading and expanding our systems and processes required as a result of the Rouse shopping mall acquisition and the Crown merger.

         In addition, we expect to make future acquisitions or investments in real properties, other assets and other companies. If we fail to integrate successfully these properties and/or fail to realize the intended benefits of these transactions, our financial condition and results of operations may be materially harmed.

Competition may impede our ability to renew leases or re-let space as leases expire and require us to undertake unbudgeted capital improvements, which could harm our operating results.

         We face competition from similar retail centers that are near our retail properties with respect to the renewal of leases and re-letting of space as leases expire. Any new competitive properties that are developed close to our existing properties also may impact our ability to lease space to creditworthy tenants. Increased competition for tenants may require us to make capital improvements to properties that we would not have otherwise planned to make. Any unbudgeted capital improvements could adversely affect our results of operations. Also, to the extent we are unable to renew leases or re-let space as leases expire, it would result in decreased cash flow from tenants and adversely affect our results of operations.

Rising operating expenses could reduce our cash flow and funds available for future distributions.

         Our properties and any properties we acquire in the future are and will be subject to operating risks common to real estate in general, any or all of which may negatively affect us. If any property is not fully occupied or if rents are being paid in an amount that is insufficient to cover operating expenses, then we could be required to expend funds for that property's operating expenses. The properties will be subject to increases in real estate and other tax rates, utility costs, operating expenses, insurance costs, repair and maintenance costs and administrative expenses. Although some of our properties are leased on terms that require tenants to pay a portion of the expenses associated with the property, renewals of leases or future leases may not be negotiated on that basis, in which event we will have to pay those costs. If we are unable to lease properties on a basis requiring the tenants to pay all or some of the expenses associated with the property, or if tenants fail to pay required tax, utility and other impositions, we could be required to pay those costs, which could adversely affect our results of operations.

Any tenant bankruptcies or leasing delays we encounter, particularly with respect to our anchor tenants, could adversely affect our operating results and financial condition.

         We receive a substantial portion of our income as rent under long term leases. At any time, any of our tenants may experience a downturn in its business that may weaken its financial condition. Our tenants may delay lease commencement, fail to make rental payments when due, or declare bankruptcy. Any leasing delays, tenant failures to make rental payments when due or tenant bankruptcies could result in the termination of the tenant's lease and, particularly in the case of a key anchor tenant, material losses to us and harm to our results of operations. Some of our tenants occupy stores at multiple locations in our portfolio, and so the impact of any bankruptcy of those tenants may be more significant on us than others. If tenants are unable to comply with the terms of our leases, we may modify lease terms in ways that are unfavorable to us. In addition, under many of our leases, our tenants pay rent based on a percentage of their sales or other operating results. Accordingly, declines in these tenants' performance directly impacts our results of operations.

         In addition to the loss of rental payments from an anchor tenant, a lease termination by an anchor tenant or a failure by that anchor tenant to occupy the premises could result in lease terminations or reductions in rent by other tenants of the same shopping center whose leases permit cancellation or rent reduction if an anchor tenant's lease is terminated. In that event, we may be unable to re-lease the vacated space. In addition, the leases of some anchor tenants may permit the anchor tenant to transfer its lease to another retailer. The transfer to a new anchor tenant could cause customer traffic in the retail center to decrease, which could reduce the income generated by that retail center. A transfer of a lease to a new anchor tenant also could allow other tenants to make reduced rental payments or to terminate their leases at the retail center, which could adversely affect our results of operations.

PREIT-RUBIN manages properties owned by third parties, and the loss, interruption or termination of one or more management contracts could harm our operating results.

Risks associated with PREIT-RUBIN's management of properties owned by third parties include:

         o  the property owner's termination of the management contract;
         o  loss of the management contract in connection with a property sale;
         o  non-renewal of the management contract after expiration;
         o renewal of the management contract on terms less favorable than current terms;
         o decline in management fees as a result of general real estate market conditions or local market factors; and
         o  claims of losses due to allegations of mismanagement.

The occurrence of one or more of these events could adversely affect our results of operations.

We may not be successful in identifying suitable acquisitions that meet our criteria, which may impede our growth.

         Integral to our business strategy has been our strategic acquisitions of retail properties. Our ability to expand through acquisitions requires us to identify suitable acquisition candidates or investment opportunities that meet our criteria and are compatible with our growth strategy. We analyze potential acquisitions on a property-by-property and market-by-market basis. We may not be successful in identifying suitable real estate properties or other assets in our existing geographic markets or that otherwise meet our acquisition criteria or in consummating acquisitions or investments on satisfactory terms. Failures in identifying or consummating acquisitions could reduce the number of acquisitions we complete and slow our growth, which could adversely affect our results of operations.

We face increasing competition for the acquisition of real estate properties and other assets, which may impede our ability to make future acquisitions or may increase the cost of these acquisitions.

         We compete with many other entities engaged in real estate investment activities for acquisitions of retail shopping centers, including institutional pension funds, other REITs and other owner-operators of retail properties. These competitors may drive up the price we must pay for real estate properties, other assets or other companies we seek to acquire or may succeed in acquiring those properties, assets or companies themselves. In addition, our potential acquisition targets may find our competitors to be more attractive suitors because they may have greater resources, may be willing to pay more, or may have more compatible operating philosophy. In particular, larger REITs may enjoy significant competitive advantages that result from, among other things, a lower cost of capital and enhanced operating efficiencies. In addition, the number of entities and the amount of funds competing for suitable investment properties may increase. This would result in increased demand for these assets and therefore increased prices paid for them. If we pay higher prices for properties, our profitability will be reduced, and shareholders may experience a lower return on their investment.

Illiquidity of real estate investments could significantly impede our ability to respond to adverse changes in the performance of our properties and harm our financial condition.

         Because real estate investments are relatively illiquid, our ability to promptly sell one or more properties in our portfolio in response to changing economic, financial and investment conditions is limited. The real estate market is affected by many factors, such as general economic conditions, availability of financing, interest rates and other factors, including supply and demand, that are beyond our control. We cannot predict whether we will be able to sell any property for the price or on the terms we set, or whether any price or other terms offered by a prospective purchaser would be acceptable to us. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property.

         We may be required to expend funds to correct defects or to make improvements before a property can be sold. We cannot assure you that we will have funds available to correct those defects or to make those improvements, and if we cannot do so, we may not be able to sell the property, or may be required to sell the property on unfavorable terms. In acquiring a property, we may agree to provisions that materially restrict us from selling that property for a period of time or impose other restrictions, such as limitations on the amount of debt that can be placed or repaid on that property. These factors and any others that would impede our ability to respond to adverse changes in the performance of our properties could significantly harm our financial condition and results of operations.

We have entered into tax protection agreements for the benefit of some limited partners of PREIT Associates, L.P. that may limit our ability to sell some of our properties that we may otherwise want to sell, which could harm our financial condition.

         As the general partner of PREIT Associates, L.P. we have agreed to indemnify certain former property owners who have become limited partners of PREIT Associates, L.P. against tax liability that they may incur if we sell these properties within a certain number of years in a taxable transaction. For example, in connection with our recent merger with Crown American Realty Trust, we agreed with Mark E. Pasquerilla and entities affiliated with him not to dispose of certain protected properties that we acquired in the merger in a taxable transaction until November 20, 2011 or until Mr. Pasquerilla and his affiliates own less that 25% of the aggregate of the shares and units of limited partnership interest in PREIT Associates, L.P. ("PREIT Partnership Units") that they acquired in the merger. If we violate this agreement during the first five years of the protection period, we would owe as damages the sum of the hypothetical tax owed by Mr. Pasquerilla and/or his applicable affiliate, plus an amount intended to make him or his affiliate whole for taxes that may be due upon receipt of those damages. From the end of the first five years through the end of the tax protection period, damages are intended to compensate the affected parties for interest expense incurred on amounts borrowed to pay the taxes incurred on the prohibited sale. If we were to sell properties in violation of this agreement, the amounts that we would be required to pay to Mr. Pasquerilla and his affiliates could be substantial. In some cases, these agreements may make it uneconomical for us to sell these properties, even in circumstances in which it otherwise would be advantageous to do so, which could harm our ability to address liquidity needs in the future or otherwise harm our financial condition.

Our investments in development properties may not yield anticipated returns, which would harm our operating results and reduce the amount of funds available for distributions.

         Our development properties comprise a component of our growth strategy. To the extent we continue current development projects or enter into new development projects, they will be subject to a number of risks, including, among others:

         o inability to obtain required zoning, occupancy and other governmental approvals;
         o expenditure of money and time on projects that may never be completed;
         o  higher than estimated construction costs;
         o cost overruns and timing delays due to lack of availability of materials and labor, delays in receipt of zoning and other regulatory approvals, weather conditions and other factors outside our control; and
         o inability to obtain permanent financing upon completion of development activities.

         Unanticipated delays or expenses associated with our development properties could adversely affect the investment returns from these projects and adversely affect our financial condition and results of operations.

Some of our properties are in need of maintenance and/or renovation, which could harm our operating results.

         Some of our retail properties, including some of those acquired as part of the Rouse shopping mall acquisition and our merger with Crown, were constructed or last renovated more than 10 years ago. Older properties may generate lower rentals or may require significant expense for maintenance and/or renovations, which could harm our results of operations.

Our business and, in particular, our acquisition integration efforts could be harmed if Ronald Rubin, our chairman and chief executive officer, and other members of our senior management team terminate their employment with us.

         Our future success depends, to a significant extent, upon the continued services of Ronald Rubin - our chairman and chief executive officer - and of our corporate management team. We are critically dependent upon our corporate management team and other key employees to lead our integration efforts for acquisitions. Although we have entered into employment agreements with Mr. Rubin and certain other members of our corporate management team, they could elect to terminate those agreements at any time. In addition, although we have purchased a key man life insurance policy in the amount of $5 million to cover Mr. Rubin, we cannot assure you that this would compensate us for the loss of his services. The loss of services of one or more members of our corporate management team could harm our business and our prospects.

We hold substantial investments in unconsolidated partnerships and joint ventures, which we may not be able to successfully manage.

         Many of our retail properties are owned by partnerships in which we are a general partner or by joint ventures in which we have substantially the same powers as a general partner. Under the terms of the partnership and joint venture agreements, major decisions, such as a sale, lease, refinancing, expansion or rehabilitation of a property, or a change of property manager, require the consent of all partners or co-venturers. Accordingly, necessary actions may be delayed significantly because decisions must be unanimous and it may be difficult or even impossible to remove a partner or co-venturer that is serving as the property manager.

         Business disagreements with partners may arise. We may incur substantial expenses in resolving these disputes. To preserve our investment, we may be required to make commitments to or on behalf of a partnership or joint venture during a dispute. Moreover, we cannot assure you that our resolution of a dispute with a partner will be on terms that are favorable to us.

         Other risks of investments in partnerships and joint ventures include:

         o partners or co-venturers might become bankrupt or fail to fund their share of required capital contributions;

         o partners or co-venturers might have business interests or goals that are inconsistent with our business interests or goals;
         o partners or co-venturers may be in a position to take action contrary to our policies or objectives; and
         o we may incur liability for the actions of our partners or co-venturers.

We may be unable to obtain long term financing required to finance our partnerships and joint ventures, which could harm our operating results.

         The profitability of each partnership or joint venture in which we are a partner or co-venturer that has short-term financing or debt requiring a balloon payment is dependent on the availability of long-term financing on satisfactory terms. If satisfactory long-term financing is not available, we may have to rely on other sources of short-term financing, equity contributions or the proceeds of refinancing other properties to satisfy debt obligations which may not be as favorable to us. Although we do not own the entire interest in connection with the properties held by these partnerships and joint ventures, we may be required to pay the full amount of any obligation of the partnership or joint venture that we have guaranteed in whole or in part or we may elect to pay a partnership's or joint venture's obligation to protect our equity interest in its properties and assets, which could cause us to use a substantial portion of our funds from operations, reducing amounts available for distribution.

The costs of compliance with environmental laws may harm our operating results.

         Under various federal, state and local laws, ordinances and regulations, an owner, former owner or operator of real estate may be liable for the costs of removal or remediation of hazardous or toxic substances present at, on, under, in or released from its property. They also may be liable to the government or to third parties for substantial property damage, investigation costs or clean up costs. In addition, some environmental laws create a lien on the contaminated site in favor of the government for damages and costs the government incurs in connection with the contamination. Contamination may affect adversely the owner's ability to sell or lease real estate or borrow with real estate as collateral.

         From time to time, we respond to inquiries from environmental authorities with respect to properties both currently and formerly owned by us. We are aware of certain environmental matters at some of our properties, including ground water contamination, and the presence of asbestos containing materials. We have, in the past, performed remediation of such environmental matters, but we may be required in the future to perform testing relating to these matters and further remediation may be required. As of the date of this prospectus, we have reserved $0.1 million for future remediation of these matters, but we may incur costs associated with such remediation that exceed such amount.

         In addition, at five of the properties in which we currently have an interest, and at two properties in which we formerly had an interest, environmental conditions have been or continue to be investigated and have not been fully remediated. Groundwater contamination has been found at five of these properties. While the former owners of two of the properties with groundwater contamination presently are remediating such contamination, any failure of such former owners to properly remediate such contamination could result in liability to us for such contamination. Dry cleaning operations were performed at three of the properties. Soil contamination has been identified at two of the properties having dry cleaning operations and groundwater contamination was found at the third property having dry cleaning operations. Although these properties may be eligible under state law for remediation with state funds, we cannot assure you that sufficient funds will be available under state legislation to pay the full costs of any such remediation and we may incur costs in connection with such remediation.

       Asbestos-containing materials are present in a number of our properties, primarily in the form of floor tiles and adhesives. Fire-proofing material containing asbestos is present at some of our properties in limited concentrations or in limited areas. We have taken certain actions to remediate or to comply with disclosure requirements, as necessary or appropriate, in connection with the foregoing, but we may be required to take additional actions or to make additional expenditures.

       We are aware of environmental concerns at Christiana Power Center Phase II, one of our development properties. The final costs and necessary remediation are not known and may cause us to decide not to develop the property, which would result in us having incurred unnecessary development costs and could have an adverse impact on our operating results. We also are a party to a number of agreements for the purchase of property for development in which initial environmental investigations have revealed environmental risk factors that might require remediation by the owner or prior owners of the property. Such environmental risks may cause us to decide not to purchase such properties, which would result in us having incurred unnecessary development expenses and could adversely affect our results of operations.

       In addition, the malls that we acquired as part of our merger with Crown have some environmental issues. Many of these malls contain, or at one time contained, underground and/or above ground storage tanks used to store waste oils or other petroleum products primarily related to the operation of auto service center establishments at those malls. In some cases, the underground storage tanks have been abandoned in place, filled in with inert materials or removed and replaced with above ground tanks. Historical records indicate that soil and groundwater contamination from underground tanks and, in one case, a hydraulic lift, requiring remediation has occurred at five of the malls, and subsurface investigations (Phase II assessments) and remediation work either are ongoing or are scheduled to be conducted at three of those malls. In addition, three of the Crown malls were constructed on sites a portion of which previously had been used as landfills, two were constructed on former strip mines and dry cleaning operations formerly were conducted at two of the malls. There also are minor amounts of asbestos-containing materials in most of the Crown malls, primarily in the form of floor tiles, mastics and roofing materials. Fireproofing and insulation containing asbestos also are present in some of the malls in non-public areas, such as mechanical rooms. Two of the Crown malls also contain wastewater treatment facilities that treat wastewater at the malls before discharge into local streams. Operation of these facilities is subject to federal and state regulation.

       Our environmental liability coverage for the types of environmental liabilities described above, which currently covers liability for pollution and on-site remediation of up to $2 million in any single claim and $4 million in the aggregate, may be inadequate, which could result in our being obligated to fund those liabilities.

       In addition to the costs of remediation described above, we may incur additional costs to comply with federal, state and local laws, ordinances and regulations relating to environmental protection and human health and safety generally. We cannot assure you that future laws, ordinances or regulations will not impose any material environmental liability, or that the current environmental condition of our properties will not be affected by the operations of our tenants, by the existing condition of the land, by operations in the vicinity of the properties - such as the presence of underground storage tanks - or by the activities of unrelated third parties. In addition, there are various local, state and federal fire, health, life-safety and similar regulations that may be applicable to our operations, and that may subject us to liability in the form of fines or damages for noncompliance.

If we suffer losses that are not covered by insurance or that are in excess of our insurance coverage limits, we could lose invested capital and anticipated profits.

         Catastrophic losses - such as losses due to wars, earthquakes, floods, hurricanes, pollution and environmental matters - generally either are uninsurable or are not economically insurable, or may be subject to insurance coverage limitations, such as large deductibles or co-payments. If one of these events occurred to, or caused the destruction of, one or more of our properties, we could lose both our invested capital and anticipated profits from that property. In addition, if we are unable to obtain insurance in the future at acceptable levels and at a reasonable cost, the possibility of losses in excess of our insurance coverage may increase and we may not be able to comply with covenants under our debt agreements, which could adversely affect our financial condition.

Some of our properties are held by special purpose entities and are not generally available to satisfy creditors' claims in bankruptcy, which could impair our ability to borrow.

         Some of our properties are owned or ground-leased by subsidiaries that we created solely to own or ground-lease those properties. The mortgaged properties and related assets are restricted solely for the payment of the related loans and are not available to pay our other debts, which could impair our ability to borrow, which in turn could harm our business.

Our operating performance may be adversely affected if we choose not to sell some of the assets that we acquired in the Crown merger.

         As a result of the Crown merger, we acquired six properties that have occupancy rates and sales volume substantially lower than that of the remainder of Crown's properties. We intend to pursue the reposition and potential disposition of these properties. We currently expect to make investments in some of these properties in order to reposition them for potential sale. However, we cannot predict whether we will be able to sell any property for the price or on the terms we set. We also cannot predict the length of time needed to find a willing purchaser and to close the sale of a property. In addition, whether or not we ultimately sell these properties, we may not recover our investment in these properties, which could harm our financial condition and results of operations.

RISKS RELATED TO OUR ORGANIZATION AND STRUCTURE

Some of our officers have interests in properties that we manage and therefore may have conflicts of interest that could adversely affect our business.

         We provide management, leasing and development services for partnerships and other ventures in which some of our officers, including Ronald Rubin, our chairman and chief executive officer, have either direct or indirect ownership interests. In addition, we lease substantial office space from Bellevue Associates, an entity in which some of our officers have an interest. Our officers who have interests in both sides of these transactions face a conflict of interest in deciding to enter into these agreements and in negotiating their terms, which could result in our obtaining terms that are less favorable than we might otherwise obtain, which could adversely affect our business.

Limited partners of PREIT Associates, L.P. may vote on certain fundamental changes we propose, which could inhibit a change in control that might result in a premium to our shareholders.

         Our assets generally are held through PREIT Associates, L.P., a Delaware limited partnership of which we are the sole general partner. We currently hold a majority of the outstanding PREIT Partnership Units. However, PREIT Associates may from time to time issue additional PREIT Partnership Units to third parties in exchange for contributions of property to PREIT Associates. These issuances will dilute our percentage ownership of PREIT Associates. PREIT Partnership Units generally do not carry a right to vote on any matter voted on by our shareholders, although limited partner interests may, under certain circumstances, be redeemed for our shares. However, before the date on which at least half of PREIT Partnership Units issued on September 30, 1997 in connection with our acquisition of The Rubin Organization have been redeemed, the holders of PREIT Partnership Units issued on September 30, 1997 are entitled to vote such units and additional units received or to be received pursuant to the transactions that were the subject of the September 30, 1997 issuance, along with our shareholders as a single class, on any proposal to merge, consolidate or sell substantially all of our assets. Our partnership interest in PREIT Associates is not included for purposes of determining when half of the partnership interests issued on September 30, 1997 have been redeemed, nor are they counted as votes. These existing rights could inhibit a change in control that might otherwise result in a premium to our shareholders. In addition, we cannot assure you that we will not agree to extend comparable rights to other limited partners in PREIT Associates.

Mark E. Pasquerilla may have the ability to exercise influence over us and may delay, defer or prevent us from taking actions that would be beneficial to our shareholders.

         Mark E. Pasquerilla and his affiliates own approximately 7.6% of our outstanding common shares assuming the redemption of their PREIT Partnership Units for our common shares. Mr. Pasquerilla also will become a member of our board of trustees. Accordingly, Mr. Pasquerilla may be able to exercise influence over the outcome of certain matters such as decisions relating to the election of the board of trustees and the determination of our day-to-day corporate and management policies, and possibly over the outcome of any proposed merger or consolidation that we consider. Mr. Pasquerilla's ownership interest in us may discourage third parties from seeking to acquire control of us, which may adversely affect the market price of our common shares. As a condition to the merger, Mr. Pasquerilla and certain of his affiliates entered into a standstill agreement limiting their rights in connection with, among other things, a proposed change in control of us. However, we cannot assure you that Mr. Pasquerilla and his affiliates will abide by the terms of the standstill agreement, and the standstill agreement will not prevent Mr. Pasquerilla from voting his shares or taking other actions with respect to matters not covered by the standstill agreement.

Our organizational documents contain provisions that may discourage a takeover of us and depress our share price.

         Our organizational documents contain provisions that may have an anti-takeover effect and inhibit a change in our management. These provisions include:

        (1) There are ownership limits and restrictions on transferability in our trust agreement. In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our trust agreement prohibits any shareholder from owning more than 9.9% of our outstanding shares of beneficial interest (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. The trust agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees may exempt a person from the 9.9% ownership limit if they receive a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our tax status as a REIT. Absent an exemption, this restriction may:

            o discourage a tender offer or other transactions or a change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders; or
            o compel a shareholder who had acquired more than 9.9% of our shares to transfer the additional shares to a trust and, as a result, to forfeit the benefits of owning the additional shares.

        (2) Our trust agreement permits our board of trustees to issue preferred shares with terms that may discourage a third party from acquiring our company. Our trust agreement permits our board of trustees to create and issue multiple classes and series of preferred shares and classes and series of preferred shares having preferences to the existing shares on any matter, including rights in liquidation or to dividends and option rights, and other securities having conversion or option rights and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of our shares. Our trust agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. The issuance of such rights or other securities could have the effect of delaying or preventing a change in control over us, even if a change in control were in the shareholders' interest.

        (3) Our staggered board of trustees may affect the ability of a shareholder to take control of our company. Our board of trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three year terms upon the expiration of the term of the respective class. The staggered terms for trustees may affect the ability of a shareholder to take control of us, even if a change in control were in the best interests of our shareholders.

         In addition, we have adopted a shareholder rights plan that may discourage a tender offer or other transaction that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

RISKS RELATED TO THE REAL ESTATE INDUSTRY

Negative perceptions of the retail sector generally may result in a decline in our share price.

         A substantial portion of our portfolio consists of retail shopping centers and we expect to continue to focus on acquiring retail shopping centers in the future. To the extent that the investing public has a negative perception of the retail sector, the value of our shares could be negatively impacted, which could result in our shares trading at a discount below the inherent value of our assets as a whole.

Costs associated with complying with the Americans with Disabilities Act may adversely affect our financial condition and results of operations.

         Our properties are subject to the Americans with Disabilities Act of 1990. Under the Americans with Disabilities Act, all places of public accommodation are required to comply with rules related to access and use by disabled persons. The Americans with Disabilities Act's requirements could require costly modifications to our properties and could result in imposition of injunctive relief, monetary penalties or, in some cases, an award of damages. Future legislation also may impose additional requirements that we cannot predict.

Legislative actions, higher insurance costs and potential new accounting pronouncements could increase our operating expenses and impact our financial condition and results of operations.

         In order to comply with the Sarbanes-Oxley Act of 2002 as well as proposed changes to listing standards by the New York Stock Exchange, we have been and continue to be enhancing our internal controls, hiring additional personnel and utilizing additional outside legal, accounting and advisory services. These activities increase our operating expenses. In addition, insurers likely will increase premiums as a result of higher claims rates incurred over the past year, so our premiums for our insurance policies, including our directors' and officers' insurance policies, may increase.

         We cannot predict the impact that proposed accounting pronouncements, such as the proposed accounting treatment that would require merger costs to be expensed in the period in which they are incurred, will have on our financial condition or results of operations.

Possible terrorist activity or other acts of violence or war could adversely affect our financial condition and results of operations.

         Future terrorist attacks in the United States, such as the attacks that occurred in New York and Washington, D.C. on September 11, 2001, and other acts of terrorism or war, may result in declining economic activity, which could harm the demand for and the value of our properties and may adversely affect the value of an investment in our securities. A decrease in retail demand could make it difficult for us to renew or re-lease our properties at lease rates equal to or above historical rates. Terrorist activities also could directly impact the value of our properties through damage, destruction or loss, and the availability of insurance for such acts may be lower, or cost more, which could adversely affect our financial condition and results of operations. To the extent that our tenants are impacted by future attacks, their businesses similarly could be adversely affected, including their ability to continue to meet obligations under their existing leases. These acts may erode business and consumer confidence and spending, and may result in increased volatility in national and international financial markets and economies. Any one of these events may decrease demand for real estate, decrease or delay the occupancy of our new or renovated properties, increase our operating expenses due to increased physical security for our properties and limit our access to capital or increase our cost of raising capital.

TAX RISKS

If we fail to qualify as a REIT our shareholders could be adversely affected.

         We believe that we have qualified as a REIT since our inception and intend to continue to qualify as a REIT. However, we cannot assure shareholders that we have been qualified or will remain qualified. To qualify as a REIT, we must comply with certain highly technical and complex requirements under the Internal Revenue Code. We cannot be certain we have complied with such requirements because there are very limited judicial and administrative interpretations of these provisions. Even a technical or inadvertent mistake could jeopardize our REIT status. In addition, facts and circumstances that may be beyond our control may affect our ability to qualify as a REIT. We cannot assure you that new legislation, regulations, administrative interpretations or court decisions will not change the tax laws significantly with respect to our qualification as a REIT or with respect to the federal income tax consequences of qualification.

         If we fail to qualify as a REIT, we will be subject to federal income tax on our taxable income at regular corporate rates. Also, unless the Internal Revenue Service granted us relief under statutory provisions, we would remain disqualified from treatment as a REIT for the four taxable years following the year during which we first failed to qualify. The additional tax incurred at regular corporate rates would reduce significantly the cash flow available for distribution to shareholders and for debt service. In addition, we would no longer be required to make any distributions to shareholders.

We may be unable to comply with the strict income distribution requirements applicable to REITs or compliance with such requirements could adversely affect our financial condition.

         To obtain the favorable treatment associated with qualifying as a REIT, we are required each year to distribute to our shareholders at least 90% of our net taxable income. In addition, we are subject to a tax on the undistributed portion of our income at regular corporate rates and may also be subject to a 4% excise tax on this undistributed income. We could be required to seek to borrow funds on a short-term basis to meet the distribution requirements that are necessary to achieve the tax benefits associated with qualifying as a REIT, even if conditions are not favorable for borrowing, which could adversely affect our financial condition.

Recent change in taxation of corporate dividends may adversely affect the value of our shares.

         President Bush signed the Jobs and Growth Tax Relief Reconciliation Act of 2003 into law on May 28, 2003 (the "Jobs and Growth Tax Act"). The Jobs and Growth Tax Act, among other things, generally reduces to 15% the maximum marginal rate of federal tax payable by individuals on dividends received from a regular C corporation. This reduced tax rate, however, will not apply to dividends paid to individuals by a REIT on its shares except for certain limited amounts. The earnings of a REIT that are distributed to its shareholders generally will remain subject to less federal income taxation than earnings of a non-REIT C corporation that are distributed to its shareholders net of corporate-level income tax. The Jobs and Growth Tax Act, however, could cause individual investors to view shares of regular C corporations as more attractive relative to shares of REITs than was the case prior to the enactment of the legislation because the dividends from regular C corporations generally will be taxed at a lower rate, while dividends from REITs generally will be taxed at the federal income tax rate applicable to ordinary income, up to a maximum marginal rate of 35%. We cannot predict what effect, if any, the enactment of this legislation may have on the value of the stock of REITs in general or on the value of our shares in particular, either in terms of price or relative to other investments.

We could have to pay taxes if Crown did not qualify as a REIT up to the time of the merger.

         If Crown failed to qualify as a REIT up to the time of the merger, we would be required to pay corporate income tax on any gain existing at the time of the merger on assets acquired in the transaction if those assets were sold within ten years after the transaction.

                                 USE OF PROCEEDS

         We will not receive any of the proceeds from the sale of shares by the selling shareholders, nor will any of the proceeds be available for our use or otherwise for our benefit.

                              SELLING SHAREHOLDERS

         The following table provides the names of the selling shareholders as of the date of this prospectus and the number of shares beneficially owned by each such holder on that date. Because the selling shareholders may sell all, some or none of their shares, we cannot estimate the aggregate number of shares that will be owned by each selling shareholder after completion of the offering to which this prospectus relates.

         The shares offered by this prospectus may be offered from time to time by the selling shareholders named below or by their pledgees, donees, transferees, partners or other successors in interest.


-------------------------------------------------------------------------------------------------------------------------

                                                                                    Number of Shares
                                                                                      Beneficially
                                                                                    Owned Prior to     Number of Shares
              Name                          Position with Company                      Offering            Offered
              ----                          ---------------------                  -----------------   -----------------
-------------------------------------------------------------------------------------------------------------------------
Crown American Properties, L.P.             N/A                                          1,703,214(1)       1,703,214(1)
-------------------------------------------------------------------------------------------------------------------------
Crown Investments Trust                     N/A                                          1,046,093(2)       1,046,093(2)
-------------------------------------------------------------------------------------------------------------------------
Mark E. Pasquerilla                         To be appointed as a new trustee of          2,761,230(3)          11,923(4)
                                            PREIT at the next regularly
                                            scheduled meeting of PREIT's board
                                            of trustees
-------------------------------------------------------------------------------------------------------------------------
         TOTAL                                                                           2,761,230          2,761,230
-------------------------------------------------------------------------------------------------------------------------

--------------

(1) Shares underlying PREIT Partnership Units held directly by Crown American Properties, L.P.

(2)      Shares held directly by Crown Investments Trust.

(3) Includes 11,923 shares held directly by Mr. Pasquerilla, 1,046,093 shares held by Crown Investments Trust and shares underlying 1,703,214 PREIT Partnership Units held by Crown American Properties, L.P. Does not include (a) 2,931 shares in the Former Crown Employees Retirement Savings Plan, (b) 1,327 shares in the Crown American Associates Key Executive Capital Incentive Plan (c) 22,961 shares in the Former Crown Employees Key Executive Capital Incentive Plan, (d) 243 shares in the Crown American Hotels Company Deferred Compensation Plan, (e) 65,206 shares held by Marenrico Partnership and (f) 3 shares held Leah Pasquerilla.

(4)      Shares held directly by Mr. Pasquerilla.

                  DESCRIPTION OF SHARES OF BENEFICIAL INTEREST

         The following summary of the material terms of our shares of beneficial interest does not include all of the terms of the shares and should be read together with our trust agreement and by-laws and with applicable Pennsylvania law. In addition, this summary includes a description of our 11.00% Non-Convertible, Senior Preferred Shares, par value $0.01 per share, liquidation preference $50.00 per share (the "11% preferred shares"). Accordingly, you should read the designating amendment to our trust agreement for those preferred shares. Our trust agreement and by-laws and the designating amendment are incorporated by reference into the registration statement of which this prospectus is a part.

Authorized Capital Stock

         Under our trust agreement, we have the authority to issue up to 100,000,000 shares of beneficial interest and up to 25,000,000 preferred shares.

Shares of Beneficial Interest

         Voting, Dividend and Other Rights. Subject to the provisions of our trust agreement regarding "Excess Shares" (See "--REIT Ownership Limitations and Transfer Restrictions Applicable to Shares of Beneficial Interest and 11% Preferred Shares"), (1) the holders of our shares are entitled to one vote per share on all matters voted on by shareholders, including elections of trustees, and (2) subject to the rights of holders of any preferred shares, including the 11% preferred shares, the holders of our shares are entitled to a pro rata portion of any distributions declared from time to time by our board of trustees from funds available for those distributions, and upon liquidation are entitled to receive pro rata all of the assets available for distribution to those holders. See "-- 11% Preferred Shares--Dividends and --Liquidation." The majority of shares voting on a matter at a meeting at which at least a majority of the outstanding shares are present in person or by proxy constitutes the act of the shareholders, except with respect to the election of trustees (see below). Our trust agreement permits the holders of securities of our affiliates to vote with our shareholders on specified matters, and our trustees have granted that right to certain holders of currently outstanding PREIT Partnership Units with respect to fundamental changes in us (i.e., mergers, consolidations and sales of substantially all of our assets). See "- Summary of the Operating Partnership Agreement and PREIT Partnership Units - Authorization of PREIT Partnership Units and Voting Rights." Shareholders do not have any pre-emptive rights to purchase our securities.

         Our trust agreement provides that our board of trustees may authorize the issuance of multiple classes and series of shares of beneficial interest and, subject to the rights of the holders of the 11% preferred shares, classes and series of preferred shares having preferences to the existing shares in any matter, including rights in liquidation or to dividends and option rights (including shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of shares. Accordingly, the rights of holders of existing shares of beneficial interest are subject and junior to preferred rights, including the rights of holders of the 11% preferred shares, as to dividends and in liquidation (and other such matters) and to the extent set forth in any subsequently authorized preferred shares or class of preferred shares.

         Board of Trustees. Our board of trustees is divided into three classes serving staggered three-year terms. Our trust agreement does not provide for cumulative voting in the election of trustees, and the candidates receiving the highest number of votes are elected to the office of trustee.

         Trustee Nomination Process. Our trust agreement provides that nominations for election to the office of trustee at any annual or special meeting of shareholders shall be made by the trustees, or by petition in writing delivered to the secretary not fewer than 35 days before the meeting signed by the holders of at least two percent of the shares outstanding on the date of the petition. Nominations not made in accordance with these procedures will not be considered unless the number of persons nominated is fewer than the number of persons to be elected to the office of trustee at the meeting. In this latter event, any person entitled to vote in the election of trustees may make nominations at the meeting for the trustee positions that would not otherwise be filled.

11% Preferred Shares

         In connection with our merger with Crown American Realty Trust, we issued 2,475,000 preferred shares to the former holders of Crown's 11% preferred shares that are identical in all material respects to the former Crown 11% preferred shares. The number of 11.00% preferred shares may be decreased by our board from time to time, though not below the number of 11% preferred shares then outstanding.

         Rank. With respect to dividend rights and rights upon liquidation, dissolution or winding up, the 11% preferred shares rank senior to all classes or series of our equity securities, except that the 11% preferred shares will rank on a parity with additional preferred shares that we may issue with terms specifically providing that the new preferred shares rank on a parity with the 11% preferred shares with respect to dividend rights or rights upon our liquidation, dissolution or winding up, if the aggregate liquidation preference of the additional preferred shares and the 11% preferred shares together do not exceed $123,750,000.

         Dividends. Holders of the 11% preferred shares will be entitled to receive, when, as and if declared by our board of trustees, out of funds legally available for the payment of dividends, cumulative, preferential cash dividends in an amount per share equal to $5.50 per annum. Each dividend will be payable to holders of record as they appear on our transfer books on the record date as provided below.

         In addition, holders of the 11% preferred shares may be eligible to receive additional dividends ("Additional Dividends") from time to time if our "Total Debt" (as defined in the designating amendment) exceeds the product of
6.5 times "EBITDA" (as defined in the designating amendment) (the "Leverage Ratio") without the consent of the holders of at least 50% of the 11% preferred shares outstanding at that time. Holders who consent to a waiver of this restriction will be paid a consent fee. If required to be paid, Additional Dividends will be for an amount per share equal to 0.25% of the Preferred Liquidation Preference Amount (as defined below) on an annualized basis for the first quarter with respect to which an Additional Dividend is due. For each quarter after that initial due date that we continue to exceed the permitted Leverage Ratio, the Additional Dividend will increase by an amount per share equal to an additional 0.25% of the Preferred Liquidation Preference Amount on an annualized basis. However, the maximum total dividend on the 11% preferred shares, including any Additional Dividends, will not at any time exceed 13% of the Preferred Liquidation Preference Amount per annum.

         If any 11% preferred shares are outstanding, we will not declare, pay, or set apart for payment dividends on our common shares or any other series ranking, as to dividends, on a parity with or junior to the 11% preferred shares for any period unless we contemporaneously declare and pay, or declare and set apart funds sufficient to pay, full cumulative dividends (including any Additional Dividends) on the 11% preferred shares for all past dividend periods and the then current dividend period. If we do not pay dividends in full or set apart a sum sufficient for full payment on the 11% preferred shares and the shares of any series of preferred shares ranking on a parity as to dividends with the 11% preferred shares, we will declare, pro rata, all dividends on the 11% preferred shares and any series of preferred shares ranking on a parity as to dividends with the 11% preferred shares so that the amount of dividends that we declare per share on the 11% preferred shares and such other series of preferred shares will in all cases bear to each other the same ratio that accrued and unpaid dividends per 11% preferred share and such other series of preferred shares bear to each other. We will not pay any interest, or sum of money in lieu of interest, in respect of any dividend payment or payments on the 11% preferred shares that may be in arrears.

         Except as provided in the immediately preceding paragraph, unless we contemporaneously have declared and paid, or declared and set apart funds sufficient to pay, full cumulative dividends (including any Additional Dividends) on the 11% preferred shares for all past dividend periods and the then current dividend period, we will not declare and pay, or declare and set apart for payment, any dividends on our capital shares ranking junior to or on a parity with the 11% preferred shares as to dividends, other than distributions payable in our common shares or other capital shares ranking junior to the 11% preferred shares as to dividends and upon our liquidation, dissolution or winding up. In that event, we also will not redeem, purchase, or otherwise acquire for any consideration any of our common shares or any other capital shares ranking junior to or on a parity with the 11% preferred shares as to dividends or upon our liquidation, dissolution or winding up, nor will we pay any moneys to or make moneys available for a sinking fund for the redemption of any such shares, except by conversion into or exchange for other of our capital shares ranking junior to the 11% preferred shares as to dividends and upon our liquidation, dissolution and winding up.

         Any dividend that we pay on the 11% preferred shares will first be credited against the earliest accrued but unpaid dividend due with respect to the 11% preferred shares that remains payable.

         Liquidation Rights. If we are liquidated or dissolved, or if our operations are wound up, the holders of the 11% preferred shares will be entitled to be paid out of our assets legally available for distribution to our shareholders a liquidation preference equal to the sum of $50.00 per share plus an amount equal to any accrued and unpaid dividends on the 11% preferred shares
- whether or not earned or declared - to the date of payment (the "Preferred Liquidation Preference Amount"), before we distribute any assets to holders of our common shares or any other capital shares that rank junior to the 11% preferred shares as to liquidation rights. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of the 11% preferred shares will have no right or claim to any of our remaining assets.

         If we have made liquidating distributions in full to all holders of the 11% preferred shares, our remaining assets will be distributed among the holders of any other classes or series of capital shares ranking junior to the 11% preferred shares upon our liquidation, dissolution or winding up according to their respective rights and preferences and in each case according to their respective number of shares.

         Our consolidation or merger with or into any other corporation, or the sale, lease, transfer or conveyance of all or substantially all of our property or business, will not be deemed to constitute a liquidation, dissolution or winding up for purposes of liquidation rights.

         Redemption. We may not redeem the 11% preferred shares before July 31, 2007, except under certain limited circumstances to preserve our status as a REIT. See "--REIT Ownership Limitations and Transfer Restrictions Applicable to Shares of Beneficial Interest and 11% Preferred Shares." On and after July 31, 2007, we, at our option - to the extent we have legally available funds - and upon not less than 30 nor more than 60 days written notice, may redeem the 11% preferred shares, in whole or in part, at any time or from time to time, during the periods and at the redemption prices shown below plus any accrued and unpaid dividends to the date of redemption:

                                                           Redemption Price
     Redemption Period                                 Per 11% Preferred Share
     -----------------                                 -----------------------
     July 31, 2007 through July 30, 2009                        $52.50
     July 31, 2009 through July 30, 2010                        $51.50
     On or after July 31, 2010                                  $50.00

         Notwithstanding the foregoing, unless we contemporaneously have declared and paid, or declared and set aside a sum sufficient for the payment of, full cumulative dividends on all outstanding 11% preferred shares for all past dividend periods and the then current dividend period, (1) we will not redeem any 11% preferred shares unless we redeem all outstanding 11% preferred shares simultaneously and (2) we will not purchase or otherwise acquire directly or indirectly through a subsidiary or otherwise, any 11% preferred shares; except that we may purchase or otherwise acquire 11% preferred shares through a purchase or exchange offer made on the same terms to holders of all outstanding 11% preferred shares.

         If we redeem fewer than all of the outstanding 11% preferred shares, then we will determine the number of shares to be redeemed and those shares may be redeemed pro rata from their record holders either in proportion to the number of shares held by those holders - as nearly as may be practicable without creating fractional 11% preferred shares - or under any other equitable method that we determine to use.

         We will retire and restore to the status of authorized and unissued preferred shares, without designation as to series, all 11% preferred shares that we redeem. After doing so, we may reissue them as any series of preferred shares.

         The 11% preferred shares have no stated maturity and will not be subject to any sinking fund.

         Voting Rights. Holders of the 11% preferred shares do not have any voting rights, except as described below or as otherwise required by law. Subject to the provisions of our trust agreement regarding Excess Shares (see "--REIT Ownership Limitations and Transfer Restrictions Applicable to Shares of Beneficial Interest and 11% Preferred Shares"), in any matter in which the holders of the 11% preferred shares may vote, including any action by written consent, each holder will be entitled to one vote per share. The holders of each share may separately designate a proxy for the vote to which that share is entitled.

         Whenever dividends on any 11% preferred shares have been in arrears for six or more quarterly dividend periods - regardless of whether the periods are consecutive - the holders of 11% preferred shares (voting separately as a class with all other series of preferred shares upon which rights to vote on such matter with the 11% preferred shares have been conferred and are then exercisable) will be entitled to vote for the election of two additional members of our board of trustees. This vote may occur at a special meeting called by the holders of record of at least 10% of the 11% preferred shares and any other preferred shares, if any (unless the request is received less than 90 days before the date fixed for the next annual or special meeting of the shareholders). In addition, this vote may occur at the next annual meeting of shareholders, and at each annual meeting after that annual meeting. These voting rights expire when we have paid, or declared and set aside a sum sufficient for the payment of, all dividends accumulated on the 11% preferred shares for past dividend periods and the then current dividend period. In this event, the entire board will be increased by two trustees, each of whom will be elected to serve until the earlier of (1) the election and qualification of the trustee's successor or (2) payment of the dividend arrearage for the 11% preferred shares.

         If any trustee elected by the holders of the 11% preferred shares ceases to serve as a trustee before the trustee's term expires, the holders of the 11% preferred shares - and any other series of preferred shares, if any, entitled to vote on such matter, as described above - then outstanding may, at a special meeting of the holders called as provided above, elect a successor to hold office for the unexpired term of the trustee whose place is vacant.

         While any 11% preferred shares remain outstanding, we will not (1) without the affirmative vote or consent of the holders of all of the 11% preferred shares outstanding at the time (such series voting separately as a class), authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the 11% preferred shares with respect to the payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (2) without the affirmative vote or consent of the holders of at least two-thirds of the 11% preferred shares outstanding at the time (such series voting separately as a class), amend, alter or repeal the provisions of our trust agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11% preferred shares or the holders thereof. Any increase in the amount of the authorized preferred shares, or the creation or issuance of any other series of preferred shares, or any increase in the amount of authorized shares of preferred shares or any other series of preferred shares, in each case ranking on a parity with or junior to the 11% preferred shares with respect to payment of dividends or the distribution of assets upon our liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the 11% preferred shares.

         The foregoing voting provisions will not apply if, at or before the time when the act with respect to which such vote would otherwise be required is effected, we have redeemed or called for redemption upon proper notice all outstanding 11% preferred shares and we have deposited in trust funds sufficient to effect the redemption.

Shareholder Rights Plan

         The following summary of the Rights Agreement, dated as of April 30, 1999, as the same may be amended from time to time (the "Rights Agreement"), between us and American Stock Transfer and Trust Company, as rights agent (the "Rights Agent") does not include all of the terms of the Rights Agreement, meaning that you should read this summary together with the Rights Agreement, which is incorporated by reference into the registration statement of which this prospectus is a part.

         The description and terms of the rights issuable under our shareholder rights plan are set forth in the Rights Agreement. Each right entitles its registered holder to purchase from us one share at a price of $70.00 (the "Exercise Price"), subject to certain adjustments.

         The rights, unless earlier redeemed or exchanged by our board of trustees, become exercisable upon the close of business on the day (the "Distribution Date") that is the earlier of (i) the tenth day following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), with certain exceptions set forth below, has acquired beneficial ownership or voting control of 15% or more of our outstanding voting shares, and (ii) the tenth business day (or such later date as may be determined by our board of trustees before any person or group of affiliated or associated persons becomes an Acquiring Person) after the date of the commencement or public announcement of a person's or group's intention to commence a tender or exchange offer the consummation of which would result in the acquisition of beneficial ownership or voting control of 15% or more of our outstanding voting shares (even if no shares actually are acquired as part of that offer). The rights will expire at the close of business on March 31, 2009, unless we redeem or exchange them earlier as described below.

         Unless we redeem or exchange the rights, if a person or group of affiliated or associated persons becomes an Acquiring Person, each holder of record of a right, other than the Acquiring Person (whose rights will become null and void), will have the right to pay the Exercise Price in return for shares having a market value equal to double the Exercise Price. In addition, after a person or group becomes an Acquiring Person, if we were to undergo a change of control, each holder of record of a right, other than the Acquiring Person (whose rights will become null and void), will have the right to pay the Exercise Price in return for shares of the acquiring entity having a market value equal to double the Exercise Price.

         At any time after any person or group of affiliated or associated persons becomes an Acquiring Person and before the Acquiring Person acquires 50% or more of our outstanding voting shares, our board of trustees may exchange the rights (other than rights owned by the Acquiring Person, which will have become null and void), in whole or in part, at an exchange ratio of one share per right (subject to adjustment).

         The rights have anti-takeover effects in that they will cause substantial dilution to a person or group of affiliated or associated persons that attempts to acquire our shares on terms not approved by our board of trustees. The rights should not interfere with any merger or other business combination approved by our board of trustees because we may redeem the rights at $0.001 per right at any time until the close of business on the tenth day (or such later date as described above) after a person or group has obtained beneficial ownership or voting control of 15% or more of our voting shares.

Transfer Agent and Registrar

         The transfer agent and registrar for our shares of beneficial interest and for the 11% preferred shares is American Stock Transfer & Trust Co.

Limited Liability of Shareholders

         Our trust agreement provides that shareholders, to the fullest extent permitted by applicable law, are not liable for any act, omission or liability of a trustee and that the trustees have no power to bind shareholders personally. Nevertheless, there may be liability in some jurisdictions that may decline to recognize a business trust as a valid organization. With respect to all types of claims in any such jurisdiction, and with respect to tort claims, certain contract claims and possible tax claims in jurisdictions where the business trust is treated as a partnership for certain purposes, shareholders may be personally liable for such obligations to the extent that we do not satisfy those claims. We conduct substantially all of our business in jurisdictions other than the Commonwealth of Pennsylvania in entities recognized in the relevant jurisdiction to limit the liability of equity owners. We carry insurance in amounts that we deem adequate to cover foreseeable tort claims.

Summary of the Operating Partnership Agreement and PREIT Partnership Units

         The following summary of the First Amended and Restated Agreement of Limited Partnership of PREIT Associates, L.P., as amended (the "Operating Partnership Agreement"), and PREIT Partnership Units does not include all of the terms of the Operating Partnership Agreement or the PREIT Partnership Units, so you should read the summary together with the Operating Partnership Agreement, which is incorporated by reference into the registration statement of which this prospectus is a part.

         General. We are the sole general partner of PREIT Associates. When PREIT Associates initially was organized on September 30, 1997, we contributed to PREIT Associates, or to entities wholly owned by PREIT Associates, the real estate interests that we owned, directly or indirectly, or the economic benefits of those real estate interests, in exchange for a general partnership interest in PREIT Associates and a number of Class A PREIT Partnership Units that equaled, in the aggregate, the number of our shares of beneficial interest issued and outstanding on September 30, 1997. In addition, as part of our merger with Crown American Realty Trust, PREIT Associates issued to us a number of 11% Senior Preferred PREIT Partnership Units, representing another class of PREIT Partnership Units, equal to the number of 11% preferred shares that we issued in the merger. The number of 11% PREIT Partnership Units issued will at any time always equal the number of 11% preferred shares outstanding at that time.

         Management. Under the Operating Partnership Agreement, we, as the sole general partner of PREIT Associates, have the authority, to the exclusion of the limited partners, to make all management decisions on behalf of PREIT Associates. In addition, we, as general partner, may cause PREIT Associates to create and issue additional classes of limited or preferred partner interests with terms different from the limited partner and general partner interests currently outstanding. We have agreed in the Operating Partnership Agreement to conduct substantially all of our business activities through PREIT Associates unless a majority in interest of the PREIT Partnership Units (exclusive of PREIT Partnership Units that we own) consent to the conduct of business activities outside PREIT Associates.

         Authorization of PREIT Partnership Units and Voting Rights. The Operating Partnership Agreement authorizes the issuance of an unlimited number of PREIT Partnership Units in one or more classes. Holders of PREIT Partnership Units are entitled to distributions from PREIT Associates as and when made by us as the general partner. Because we are required to make distributions on the Class A PREIT Partnership Units that we hold directly or indirectly at the times and in the amounts required to allow us to make distributions to our shareholders necessary to preserve our status as a REIT for federal income tax purposes, we anticipate that the other holders of PREIT Partnership Units will receive those distributions at the approximate time, and in the same amounts, as we declare and pay dividends to our shareholders.

         Holders of PREIT Partnership Units generally have no right to vote on any matter voted on by holders of our shares except that, before the date on which at least half of the PREIT Partnership Units issued on September 30, 1997 in connection with the organization of PREIT Associates have been redeemed, the holders of PREIT Partnership Units issued and outstanding on September 30, 1997 are entitled to vote those PREIT Partnership Units and additional PREIT Partnership Units that they may have received and may receive in the future in transactions that were the subject of the September 30, 1997 issuance, along with our shareholders as a single class, on any proposal to merge, consolidate, or sell substantially all of our assets. Our PREIT Partnership Units are not included for purposes of determining when half of the PREIT Partnership Units issued and outstanding on September 30, 1997 have been redeemed, nor are they counted as votes. If the holders of our shares vote on such a transaction, and holders of PREIT Partnership Units are entitled to vote on the transaction, then each covered PREIT Partnership Unit will be entitled to one vote for each share issuable by us upon the redemption of such PREIT Partnership Unit and the necessary vote to effect such action shall be the sum of an absolute majority of the outstanding PREIT Partnership Units entitled to vote on such matter and the applicable vote of the holders of our outstanding shares. The required aggregate vote may be met by any combination of holders of PREIT Partnership Units or shares.

         The Operating Partnership Agreement also provides that we may not engage in a fundamental transaction (e.g., a merger) unless, by the terms of the fundamental transaction, the PREIT Partnership Units are treated in the same manner as that number of shares for which they are exchangeable upon notice of redemption are treated. Holders of PREIT Partnership Units also have the right to vote on certain amendments to the Operating Partnership Agreement. In addition, so long as any 11% PREIT Partnership Units remain outstanding, PREIT Associates will not (1) without the affirmative vote or consent of the holders of all of the 11% PREIT Partnership Units outstanding at the time, authorize, create or issue, or increase the authorized or issued amount of, any class or series of capital shares ranking senior to the 11% PREIT Partnership Units with respect to payment of dividends or the distribution of assets upon liquidation, dissolution or winding up, or create, authorize or issue any obligation or security convertible into or evidencing the right to purchase any such shares; or (2) without the affirmative vote or consent of the holders of at least two-thirds of the 11% PREIT Partnership Units outstanding at the time (such series voting separately as a class), amend, alter or repeal the provisions of the Operating Partnership Agreement, whether by merger, consolidation or otherwise, so as to materially and adversely affect any right, preference, privilege or voting power of the 11% PREIT Partnership Units or of the holders of the 11% PREIT Partnership Units. Any increase in the amount of the authorized preferred units, or the creation or issuance of any other series of preferred units, or any increase in the amount of authorized shares of preferred units or any other series of preferred units, in each case ranking on a parity with or junior to the 11% PREIT Partnership Units with respect to payment of dividends or the distribution of assets upon PREIT Associates' liquidation, dissolution or winding up, will not be deemed to materially and adversely affect the rights, preferences, privileges or voting powers of the 11% PREIT Partnership Units.

         Redemption Rights. Class A and Class B PREIT Partnership Units are redeemable by PREIT Associates at the election of a limited partner holding the units, at such time, and for such consideration, as provided in the Operating Partnership Agreement. In general, and subject to certain exceptions and limitations, holders of Class A PREIT Partnership Units (other than us and our subsidiaries) may, beginning one year following the respective issue dates, give one or more notices of redemption with respect to all or any part of the Class A PREIT Partnership Units so received and then held by such party. Class B PREIT Partnership Units are redeemable at the option of the holder at any time after issuance. The 11% PREIT Partnership Units will be redeemable in the same amounts and during the same time periods as the 11% preferred shares. See "--11% Preferred Shares--Redemption."

         If a notice of redemption is given, we may elect to acquire the PREIT Partnership Units tendered for redemption for our own account, either in exchange for the issuance of a like number of shares (subject to adjustments for stock splits, recapitalizations, and like events) or a cash payment equal to the average closing price of the shares over the ten consecutive trading days immediately before we receive, in our capacity as general partner of PREIT Associates, the notice of redemption. If we decline to exercise such right, then on the tenth day following tender for redemption, PREIT Associates will pay a cash amount equal to the number of Class A or Class B PREIT Partnership Units so tendered multiplied by such average closing price. PREIT Associates is required to distribute to us such additional amounts as we may need at any time to pay the redemption price of the 11% preferred shares, and that payment also will be treated as payment of the redemption price of the same number of 11% PREIT Partnership Units, which also will be redeemed.

         Ranking; Liquidation. The 11% PREIT Partnership Units will, with respect to distribution rights and rights upon liquidation, rank senior to the other PREIT Partnership Units. Upon liquidation of PREIT Associates, each holder of an 11% PREIT Partnership Unit will be entitled to receive a liquidation preference equal to $50.00 per unit, plus any accrued and unpaid dividends on the 11% PREIT Partnership Unit before payment or distribution of any amounts to holders of other PREIT Partnership Units.

REIT Ownership Limitations and Transfer Restrictions Applicable to Shares of Beneficial Interest and 11% Preferred Shares

         Among the requirements for qualification as a REIT under the Internal Revenue Code are (1) not more than 50% in value of our outstanding shares, including our shares of beneficial interest and the 11% preferred shares (after taking into account options to acquire shares), may be owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of a taxable year, (2) our shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year, and (3) certain percentages of our gross income must be from particular activities. In order to continue to qualify as a REIT under the Internal Revenue Code, our trustees have adopted, and our shareholders have approved, provisions of our trust agreement that restrict the ownership and transfer of shares (the "Ownership Limit Provisions").

         The Ownership Limit Provisions provide that no person may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 9.9% of any separate class of our shares. For this purpose, our shares of beneficial interest and the 11% preferred shares are treated as separate classes. Our trustees may exempt a person from the Ownership Limit Provisions after obtaining a ruling from the Internal Revenue Service or an opinion of counsel or our tax accountants to the effect that such ownership will not jeopardize our status as a REIT.

         Issuance or transfers of shares in violation of the Ownership Limit Provisions, or that would cause us to be beneficially owned by fewer than 100 persons, are void ab initio and the intended transferee acquires no rights to the shares.

         If a purported transfer or other event occurs that would, if effective, result in the ownership of shares in violation of the Ownership Limit Provisions, our trust agreement provides that such transfer or other event with respect to that number of shares that would be owned by the transferee in excess of the Ownership Limit Provisions, automatically are exchanged for an equal number of Excess Shares (as defined in our trust agreement), to the extent necessary to ensure that the purported transfer or other event does not result in the ownership of shares in violation of the Ownership Limit Provisions. Any purported transferee or other purported holder of Excess Shares is required to give us written notice of a purported transfer or other event that would result in the issuance of Excess Shares.

         Excess Shares are not treasury shares but rather continue as issued and outstanding shares of beneficial interest. While outstanding, Excess Shares will be held in trust. We will serve as the trustee of that trust. The purported holder of the Excess Shares will be entitled to designate the beneficiary of the Trust. A holder of Excess Shares is not entitled to any dividends or distributions. If, after the purported transfer or other event resulting in an exchange of shares of beneficial interest for Excess Shares, and before our discovery of that exchange, we pay any dividends or distributions on the shares that were exchanged for Excess Shares, then the holder of the Excess Shares will be required to repay those dividends or distributions to us upon demand. Holders of Excess Shares will participate ratably (based on the total number of shares and Excess Shares) if we undergo any liquidation, dissolution or winding up. Except as required by law, holders of Excess Shares are not entitled to vote such shares on any matter. While Excess Shares are held in trust, any interest in that trust may be transferred by the trustee only to a person whose ownership of shares will not violate the Ownership Limit Provisions, at which time the Excess Shares automatically will be exchanged for the same number of shares of the same type and class as the shares for which the Excess Shares were originally exchanged. Before any transfer of any interest in the Excess Shares held in trust, the purported transferee or other purported holder, as the case may be, must give us advance notice of the intended transfer and we must waive in writing our purchase rights, described below. Our trust agreement contains provisions designed to ensure that the purported transferee or other purported holder of Excess Shares does not receive in return for such a transfer an amount that reflects any appreciation in the shares for which Excess Shares were exchanged during the period that such Excess Shares were outstanding. Any amount received by a purported transferee or other purported holder in excess of the amount permitted to be received must be paid to us. If the foregoing restrictions are determined to be invalid by any court of competent jurisdiction then the intended transferee or holder of any Excess Shares may be deemed, at our option, to have acted as an agent on our behalf in acquiring the Excess Shares and to hold the Excess Shares on our behalf.

         Our trust agreement further provides that a purported transfer of Excess Shares shall be deemed to be offered for sale to us at the lesser of (1) the price paid for the shares by the purported transferee or, in the case of a gift, devise or other transaction, the market price for such shares at the time of such gift, devise or other transaction or (2) the market price for the shares on the date we or our designee exercise our or its option to purchase the Excess Shares. We may purchase such Excess Shares during a 90-day period, beginning on the date of the violative transfer if the original transferee-shareholder gives notice to us of the transfer or, if no notice is given, the date our board of trustees determines that a violative transfer or other event resulting in an exchange of shares for the Excess Shares has occurred.

         Each shareholder, upon demand, is required to disclose to us in writing such information with respect to the direct, indirect and constructive ownership of shares as our board of trustees deems necessary to comply with the provisions of our trust agreement or the Internal Revenue Code applicable to a REIT or to comply with the requirements of any taxing authority or governmental agency. Certificates representing shares of any class or series issued after September 29, 1997 will bear a legend referring to the restrictions described above.

Certain Provisions Affecting a Change in Control

         In addition to our shareholder rights plan, the following may deter a potential acquiror from acquiring our shares:

         Ownership Limits and Restrictions on Transferability. In order to protect our status as a REIT, no more than 50% of the value of our outstanding shares (after taking into account options to acquire shares) may be owned, directly or constructively, by five or fewer individuals and the shares must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months or during a proportionate part of a shorter taxable year. To assist us in satisfying these tests, subject to some exceptions, our trust agreement prohibits any shareholder from owning more than 9.9% of our outstanding shares of beneficial interest (exclusive of preferred shares) or more than 9.9% of any class or series of preferred shares. Our trust agreement also prohibits transfers of shares that would cause a shareholder to exceed the 9.9% limit or cause us to be beneficially owned by fewer than 100 persons. Our board of trustees may exempt a person from the 9.9% ownership limit if our board receives a ruling from the Internal Revenue Service or an opinion of counsel or tax accountants that exceeding the 9.9% ownership limit as to that person would not jeopardize our status as a REIT. Absent an exemption, this restriction may discourage a tender offer or other transaction or change in management or control that might involve a premium price for our shares or otherwise be in the best interests of our shareholders.

         Staggered Board. Our board of trustees has three classes of trustees. The term of office of one class expires each year. Trustees for each class are elected for three year terms upon the expiration of the term of the respective class. The staggered terms for trustees may affect a shareholder's ability to take control of us, even if a change in control were in the best interests of our shareholders.

         Multiple Classes and Series of Shares of Beneficial Interest. Our trust agreement permits our board of trustees to create and issue multiple classes and series of preferred shares and classes and series of preferred shares having preferences to the existing shares on any matter, including rights in liquidation or to dividends and option rights (including shareholder rights plans), and other securities having conversion or option rights and may authorize the creation and issuance by our subsidiaries and affiliates of securities having conversion and option rights in respect of our shares. Our trust agreement further provides that the terms of such rights or other securities may provide for disparate treatment of certain holders or groups of holders of such rights or other securities. Our issuance of such rights or preferred shares could delay or prevent someone from acquiring control of us, even if a change in control were in the best interests of our shareholders.

                        FEDERAL INCOME TAX CONSIDERATIONS

         The following discussion summarizes the federal income tax considerations that may be material to an owner of shares of PREIT. The following discussion, which is not exhaustive of all possible tax considerations, does not give a detailed discussion of any state, local or foreign tax considerations; nor does it discuss all of the aspects of federal income taxation that may be relevant to a prospective shareholder in light of his or her particular circumstances or to certain types of shareholders who are subject to special treatment under the federal income tax laws (including, but not limited to, (1) insurance companies, (2) tax-exempt entities, (3) financial institutions, (4) broker-dealers, (5) foreign corporations, (6) persons who are not citizens or residents of the United States, (7) trusts, estates, regulated investment companies, other REITs, or S corporations, (8) persons subject to the alternative minimum tax, (9) persons holding their shares as part of a hedge, straddle, conversion or other risk-reduction or constructive sale transaction,
(10) persons holding the shares through a partnership or similar pass-through entity, (11) persons with a "functional currency" other than the U.S. dollar,
(12) U.S. expatriates and (13) persons who do not hold the shares as a capital asset).

THIS DISCUSSION IS NOT INTENDED TO BE, AND SHOULD NOT BE CONSTRUED TO BE, TAX ADVICE. YOU ARE ADVISED TO CONSULT WITH YOUR OWN TAX ADVISOR REGARDING THE SPECIFIC TAX CONSEQUENCES TO YOU OF THE OWNERSHIP OF SHARES IN AN ENTITY ELECTING TO BE TAXED AS A REIT, INCLUDING THE FEDERAL, STATE, LOCAL, FOREIGN AND OTHER TAX CONSEQUENCES AND POTENTIAL CHANGES IN APPLICABLE TAX LAWS.

Taxation of PREIT

         General. If PREIT qualifies for taxation as a REIT, it generally will not be subject to federal corporate income taxes on net income that it currently distributes to shareholders but PREIT's shareholders will generally be taxed at ordinary income rates on dividends that they receive other than dividends designated by PREIT as capital gain dividends or qualified dividend income. This differs from non-REIT C corporations, which generally are subject to federal corporate income taxes but whose individual stockholders are currently taxed on dividends they receive at capital gains rates. In general, income earned by a REIT and distributed to its shareholders will be subject to less federal income taxation than if such income were earned by a non-REIT C corporation, subjected to corporate income tax, and then distributed to shareholders and subjected to tax at capital gain rates.

         While PREIT is generally not subject to corporate income taxes on income that PREIT distributes currently to shareholders, PREIT will be subject to federal tax as follows:

         1. PREIT will be taxed at regular corporate rates on any "REIT taxable income." REIT taxable income is the taxable income of a REIT subject to specified adjustments, including a deduction for dividends paid.

         2. Under some circumstances, PREIT may be subject to the "alternative minimum tax" due to PREIT's undistributed items of tax preference and alternative minimum tax adjustments, if any.

         3. If PREIT has net income from the sale or other disposition of "foreclosure property" that is held primarily for sale to customers in the ordinary course of business, or other nonqualifying income from foreclosure property, PREIT will be subject to tax at the highest corporate rate on this income.

         4. PREIT's net income from "prohibited transactions" will be subject to a 100% tax. In general, prohibited transactions are sales or other dispositions of property, other than foreclosure property, held primarily for sale to customers in the ordinary course of business.

         5. If PREIT fails to satisfy either the 75% or the 95% gross income test discussed below, but nonetheless maintains, its qualification as a REIT because other requirements are met, PREIT will be subject to a tax equal to the gross income attributable to the greater of (1) the amount by which 75% of PREIT's gross income exceeds the amount qualifying under the 75% test for the taxable year or (2) the amount by which 90% of PREIT's gross income exceeds the amount of PREIT's income qualifying under the 95% test for the taxable year, multiplied in either case by a fraction reflecting the ratio of PREIT's net income to its gross income.

         6. PREIT generally will be subject to a 4% excise tax on any shortfall to the extent PREIT fails to distribute during each calendar year (or pay income taxes on) at least the sum of:

        o   85% of PREIT's ordinary income for the year;
        o   95% of PREIT's capital gain net income for the year; and
        o   any undistributed taxable income from prior taxable years.

         7. PREIT will be subject to a 100% penalty tax on amounts received by PREIT (or on certain expenses deducted by a taxable REIT subsidiary) if certain arrangements among PREIT, its tenants and/or a taxable REIT subsidiary of PREIT, as further described below, are not comparable to similar arrangements among unrelated parties.

         8. If PREIT acquires any assets from a taxable C corporation in a carry-over basis transaction (as would be the case, for example, if it were determined that Crown American Realty Trust failed to qualify as a REIT up to the time of its merger with and into PREIT), PREIT could be liable for specified tax liabilities inherited from that C corporation with respect to that corporation's "built-in gain" in its assets. Built-in gain is the amount by which an asset's fair market value exceeds its adjusted tax basis at the time PREIT acquired the asset. Applicable Treasury regulations, however, allow PREIT to avoid the recognition of gain and the imposition of corporate-level tax with respect to a built-in gain asset acquired in a carry-over basis transaction from a C corporation unless and until PREIT disposes of that built-in gain asset during the 10-year period following its acquisition, at which time PREIT would recognize, and would be subject to tax at the highest regular corporate rate on, the built-in gain.

         If PREIT is subject to taxation on its REIT taxable income or is subject to tax due to the sale of a built-in gain asset that was acquired in a carry-over basis transaction from a C corporation, some of the dividends PREIT pays to its shareholders may be subject to tax at the reduced capital gains rates, rather than ordinary income rates.

         In addition, notwithstanding PREIT's status as a REIT, PREIT may also have to pay certain state and local income taxes, because not all states and localities treat REITs in the same manner that they are treated for federal income tax purposes. Moreover, each of PREIT's taxable REIT subsidiaries (as further described below) is subject to federal corporate income tax on its net income.

         Requirements for REIT Qualification. The Internal Revenue Code generally defines a REIT as a corporation, trust or association (1) that is managed by one or more trustees or directors; (2) the beneficial ownership of which is evidenced by transferable shares of stock, or by transferable certificates of beneficial interest; (3) that would be taxable as a domestic corporation, but for Sections 856 through 859 of the Internal Revenue Code; (4) that is neither a financial institution nor an insurance company subject to certain provisions of the Internal Revenue Code; (5) the beneficial ownership of which is held by 100 or more persons; (6) not more than 50% in value of the outstanding shares of which are owned, directly or indirectly, by five or fewer individuals (as defined in the Internal Revenue Code to include certain entities) during the last half of each taxable year; (7) that makes an election to be a REIT for the current taxable year or previously has made such an election which has not been terminated or revoked; and (8) that meets certain other tests, described below, regarding the nature of its income and assets. The Internal Revenue Code provides that conditions (1) through (4), inclusive, must be met during the entire taxable year and that condition (5) must be met during at least 335 days of a taxable year of 12 months, or during a proportionate part of a taxable year of less than 12 months. PREIT's trust agreement contains certain restrictions regarding the transfers of its shares and provides certain disclosure requirements for 1% or greater shareholders that are intended to assist PREIT in continuing to satisfy the share ownership requirements described in (5) and (6) above. These restrictions, however, may not ensure that PREIT will be able to satisfy these share ownership requirements. If PREIT fails to satisfy these ownership requirements, PREIT will fail to qualify as a REIT.

         In addition, PREIT must satisfy all relevant filing and other administrative requirements established by the Internal Revenue Service that must be met to maintain REIT status, use a calendar year for federal income tax purposes, and comply with the record keeping requirements of the Internal Revenue Code and regulations promulgated thereunder. To qualify as a REIT, PREIT cannot have at the end of any taxable year any undistributed earnings and profits that are attributable to a non-REIT taxable year.

         A REIT is permitted to have wholly owned subsidiaries. Such a subsidiary will constitute a "qualified REIT subsidiary" unless the REIT elects to have it treated instead as a "taxable REIT subsidiary." A qualified REIT subsidiary is not treated as a separate entity for federal income tax purposes. Rather, all of the assets, liabilities and items of income, deductions and credit of a qualified REIT subsidiary are treated as if they were those of the REIT. A qualified REIT subsidiary is not subject to federal corporate income taxation, although it may be subject to state and local taxation in some states.

         A REIT is also generally permitted to own any percentage of the stock of a "taxable REIT subsidiary," provided that the aggregate value of the REIT's interests in taxable REIT subsidiaries does not exceed 20% of the value of the REIT's gross assets and the aggregate value of the REIT's interests in its taxable REIT subsidiaries and the securities of other issuers does not exceed 25% of the value of the REIT's gross assets. Provided that certain limitations on operating activities are satisfied, an entity that is taxable as a corporation and is wholly or partially owned by a REIT will qualify as a "taxable REIT subsidiary" if both the REIT and the subsidiary so elect. A taxable REIT subsidiary is subject to federal income tax, and state and local income tax where applicable, as a regular C corporation. If a REIT receives dividends from a taxable REIT subsidiary, then dividends from the REIT to its shareholders, to the extent attributable to the taxable REIT subsidiary dividends, generally will be eligible to be subject to tax at reduced capital gains rates, rather than taxed at ordinary income rates.

         A REIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner and is deemed to receive its proportionate share of the income of the partnership. Thus, PREIT's proportionate share of the assets, liabilities and items of income of PREIT Associates, L.P. and each of the real estate partnerships or other pass-through entities in which PREIT Associates holds an interest (the "Title Holding Partnerships") will be treated as assets, liabilities and items of income of PREIT for purposes of applying the requirements described herein, provided that PREIT Associates and the Title Holding Partnerships are treated as partnerships for federal income tax purposes.

         Income Tests. To maintain its qualification as a REIT, a REIT must satisfy two gross income requirements each year. First, at least 75% of a REIT's gross income each year (other than gross income from prohibited transactions) must be derived directly or indirectly from investments in real property or mortgages on real property (including "rents from real property" and, in certain circumstances, interest) or from certain types of temporary investments. Second, at least 95% of a REIT's gross income each year (other than gross income from prohibited transactions) must be derived from the same items that qualify under the 75% income test, and/or from dividends, interest and gain from the sale or disposition of stock or securities.

         Rents will qualify as "rents from real property" in satisfying the gross income requirements for a REIT described above only if several conditions are met. These conditions relate to the identity of the tenant, the computation of the rent payable and the nature of the property leased. First, the amount of rent must not be based in whole or in part on the income or profits of any person. However, an amount received or accrued generally will not be excluded from rents from real property solely by reason of being based on a fixed percentage or percentages of receipts or sales. Second, rents received from a "related party tenant" will not qualify as rents from real property in satisfying the gross income tests unless the tenant is a taxable REIT subsidiary, at least 90% of the property is leased to unrelated tenants and the rent paid by the taxable REIT subsidiary is substantially comparable to the rent paid by the unrelated tenants for comparable space. A tenant is a related party tenant if the REIT, or an actual or constructive owner of 10% or more of the REIT, actually or constructively owns 10% or more of the tenant. Third, if rent attributable to personal property, leased in connection with a lease of real property, is greater than 15% of the total rent received under the lease, then the portion of rent attributable to the personal property will not qualify as rents from real property.

         PREIT does not anticipate receiving rents that fail to meet these conditions in amounts that, together with other types of nonqualifying income earned by PREIT, would cause PREIT to fail to satisfy the gross income tests.

         In addition, for rents to qualify as "rents from real property," PREIT generally must not furnish or render more than a de minimis amount of services to tenants, other than through an "independent contractor" from whom PREIT derives no revenue or a taxable REIT subsidiary. The "independent contractor" requirement, however, does not apply to the extent the services provided by PREIT are "usually or customarily rendered" in connection with the rental of space for occupancy only and are not otherwise considered "rendered to the occupant." If the impermissible tenant service income (which is the greater of the amount actually received from an impermissible service to tenants or 150% of the cost of such service) that PREIT receives with respect to a property exceeds 1% of PREIT's total income from that property, then all of the income from that property will fail to qualify as rents from real property. Although PREIT-RUBIN, which, together with PREIT Services, LLC, comprise PREIT's commercial property development and management business, renders services with respect to rental properties of PREIT Associates and the Title Holding Partnerships, and PREIT-RUBIN does not constitute an "independent contractor" for this purpose, PREIT believes that the services being provided by PREIT-RUBIN with respect to these properties in past years have been usual or customary and should not otherwise be considered "rendered to the occupant." Moreover, for years beginning after December 31, 2000, PREIT and PREIT- RUBIN have elected for PREIT-RUBIN to be treated as a taxable REIT subsidiary. PREIT believes that the aggregate amount of any nonqualifying income in any taxable year earned by PREIT Associates and the Title Holding Partnerships has not caused, and will not cause, PREIT to exceed the limits on nonqualifying income under the 75% and 95% gross income tests.

         PREIT Associates owns all of the outstanding shares of PREIT-RUBIN. As a taxable REIT subsidiary, PREIT-RUBIN is taxable as a regular corporation. PREIT-RUBIN performs management, development and leasing services for PREIT Associates and other real estate owned in whole or in part by third parties. The third-party income earned by and taxed to PREIT-RUBIN would be nonqualifying income if earned directly by PREIT. As a result of the corporate structure, all third-party and other services income will be earned by and taxed to PREIT-RUBIN at applicable federal and state corporate income tax rates and will be received by PREIT only indirectly as dividends, after reduction by these taxes. Any such dividends will be qualifying income under the 95% test but will not be qualifying income for purposes of the 75% test.

         If PREIT fails to satisfy one or both of the 75% and 95% gross income tests for any taxable year, it may nevertheless qualify as a REIT for that year if it is entitled to relief under the Internal Revenue Code. It is not possible, however, to state whether in all circumstances PREIT would be entitled to the benefit of these relief provisions. Even if these relief provisions were to apply, however, a tax would be imposed with respect to the "excess net income" attributable to the failure to satisfy the 75% and 95% gross income tests.

         Asset Tests. PREIT, at the close of each quarter of its taxable year, must satisfy several tests relating to the nature of its assets: (1) at least 75% of the value of PREIT's total assets must be represented by "real estate assets," cash, cash items and government securities; (2) not more than 25% of PREIT's total assets may be represented by securities other than those in the 75% asset class; (3) of the investments included in the 25% asset class (other than shares of a taxable REIT subsidiary or a qualified REIT subsidiary), the value of any one issuer's securities owned by PREIT may not exceed 5% of the value of PREIT's total assets, and PREIT may not own more than 10% of the vote or value of any one issuer's outstanding securities; and (4) not more than 20% of PREIT's total assets may be represented by the securities of one or more taxable REIT subsidiaries.

         Securities, for purposes of the asset tests, may include debt PREIT holds from other issuers. However, debt PREIT holds in an issuer will not be taken into account for purposes of the 10% value test if the debt securities meet the "straight debt" safe harbor and (1) the issuer is an individual, (2) the only securities of the issuer that PREIT holds are straight debt or (3) if the issuer is a partnership, PREIT holds at least a 20 percent profits interest in the partnership. Debt will meet the "straight debt" safe harbor if the debt is a written unconditional promise to pay on demand or on a specified date a sum certain in money, the debt is not convertible, directly or indirectly, into stock, and the interest rate and the interest payment dates of the debt are not contingent on profits, the borrower's discretion or similar factors.

         PREIT believes that it has complied, and anticipates that it will continue to comply, with these asset tests. PREIT is deemed to hold directly its proportionate share of all real estate and other assets of PREIT Associates and all assets deemed owned by PREIT Associates through its ownership of partnership interests in other partnerships. As a result, PREIT believes that more than 75% of its assets are real estate assets. In addition, PREIT does not plan to hold any securities other than securities in a qualified REIT subsidiary or taxable REIT subsidiary of PREIT representing more than 10% of the vote or value of any one issuer's common stock, or securities of any one issuer the value of which exceeds 5% of the value of PREIT's gross assets. Further, PREIT does not plan to hold securities of taxable REIT subsidiaries that, in the aggregate, exceed 20% of the total value of PREIT's assets. As previously discussed, PREIT is deemed to own its proportionate share of the assets of a partnership in which it is a partner so that the partnership interest, itself, is not a security for purposes of this asset test.

         After initially meeting the asset tests at the close of any quarter, PREIT will not lose its status as a REIT for failure to satisfy the asset tests at the end of a later quarter solely by reason of changes in asset values. If the failure to satisfy the asset tests results from an acquisition of securities or other property during a quarter, the failure can be cured by disposition of sufficient nonqualifying assets within 30 days after the close of that quarter. PREIT intends to maintain adequate records of the value of its assets to ensure compliance with the asset tests, and to take any other action within 30 days after the close of any quarter as may be required to cure any noncompliance. No assurance can be given, however, that this other action will always be successful.

         Annual Distribution Requirements. To qualify as a REIT, PREIT generally must distribute to its shareholders each year at least 90% of its REIT taxable income (computed without the dividends paid deduction and excluding net capital gains) and 90% of PREIT's net income after tax, if any, from foreclosure property, minus the sum of certain items of noncash income. Distributions must generally be made during the taxable year to which they relate. Distributions may be made in the following year in two circumstances. First, if PREIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, PREIT will be treated as having paid the dividend on December 31 of the year in which the dividend was declared. Second, distributions may be made in the following year if the dividends are declared before PREIT timely files its tax return for the year and if made before the first regular dividend payment made after such declaration. To the extent that PREIT does not distribute all of its net capital gain or distributes at least 90%, but less than 100% of its REIT taxable income, as adjusted, PREIT will be subject to tax on the undistributed amounts at regular corporate tax rates. In addition, PREIT may be subject to a 4% nondeductible excise tax on the excess of the required distribution over the sum of the amounts actually distributed and amounts retained for which federal income tax was paid if PREIT fails to distribute during a calendar year (or, in the case of distributions with declaration and record dates falling in the last three months of the calendar year, by the end of January following such calendar year) at least the sum of (1) 85% of PREIT's REIT ordinary income for such year, (2) 95% of PREIT's REIT capital gain net income for such year, and (3) any undistributed taxable income from prior periods.

         PREIT may elect to retain rather than distribute all or a portion of its net capital gains and pay the tax on the gains. In that case, PREIT may elect to have its shareholders include their proportionate share of the undistributed net capital gains in income as long-term capital gains and receive a credit for their share of the tax paid by PREIT. For purposes of the 4% excise tax described above, any retained amounts would be treated as having been distributed.

         PREIT believes that it has made, and expects to continue to make, timely distributions sufficient to satisfy the annual 90% distribution requirement. It is possible, however, that PREIT, from time to time, may not have sufficient cash or other liquid assets to meet the 90% distribution requirement and to avoid all corporate-level taxes. In that event, PREIT may arrange for short-term, or possibly long-term, borrowing (by itself or by PREIT Associates) to meet the 90% distribution requirement and avoid the corporate-level taxes.

         Under some circumstances, PREIT may be able to rectify a failure to meet the distribution requirement for a year by paying deficiency dividends to shareholders in a later year, which may be included in PREIT's deduction for dividends paid for the earlier year. Thus, PREIT may be able to avoid being taxed on amounts distributed as deficiency dividends. However, PREIT will be required to pay interest based upon the amount of any deduction taken for deficiency dividends.

         Failure to Qualify. If PREIT fails to qualify for taxation as a REIT in any taxable year, PREIT will be subject to tax (including any applicable alternative minimum tax) on its taxable income at regular corporate rates. If PREIT fails to qualify as a REIT, it will not be required to make any distributions to its shareholders and any distributions that are made will not be deductible by PREIT. As a result, PREIT's failure to qualify as a REIT would significantly reduce both the cash available for distributions by PREIT to its shareholders and its earnings. In addition, if PREIT fails to qualify as a REIT, all distributions to shareholders, to the extent of PREIT's current and accumulated earnings and profits, will be taxable as regular corporate dividends, which means that shareholders taxed as individuals currently would be taxed on those dividends at capital gains rates and corporate shareholders generally would be entitled to a dividends received deduction with respect to such dividends. Unless entitled to relief under specific statutory provisions, PREIT also will be disqualified from taxation as a REIT for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances PREIT would be entitled to this statutory relief.

         Limitations Applicable to Taxable REIT Subsidiaries. Certain provisions of the Internal Revenue Code are designed to curtail a REIT's ability to minimize the taxable income of any taxable REIT subsidiary, such as PREIT-RUBIN. A 100% tax will apply to any excessive interest expense or other deductions paid by a taxable REIT subsidiary to the REIT and to any amounts by which the taxable REIT subsidiary undercharges tenants of the REIT. Also, there are limitations on the deductibility of interest by highly leveraged taxable REIT subsidiaries.

Income Taxation of PREIT Associates, the Title Holding Partnerships and their Partners

         The following discussion summarizes certain federal income tax considerations applicable to PREIT's investment in PREIT Associates and the Title Holding Partnerships:

         Classification of PREIT Associates and Title Holding Partnerships as Partnerships. PREIT will be entitled to include in its income its distributive share of the income and to deduct its distributive share of the losses of PREIT Associates (including PREIT Associates' share of the income or losses of the Title Holding Partnerships) only if PREIT Associates and the Title Holding Partnerships (collectively, the "Partnerships") are classified for federal income tax purposes as partnerships rather than as associations taxable as corporations. The Partnerships have not elected, and do not intend to elect, to be taxable for federal income tax purposes as corporations. Accordingly, under applicable "check-the-box" regulations, they should be classified as partnerships for federal income tax purposes.

         Partnership Allocations. Although a partnership agreement generally will determine the allocation of income and losses among partners, the allocations will be disregarded for tax purposes under Section 704(b) of the Internal Revenue Code if they do not comply with the provisions of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder as to substantial economic effect and other requirements.

         If an allocation is not recognized for federal income tax purposes, the item subject to the allocation will be reallocated in accordance with the partners' interests in the partnership, which will be determined by taking into account all of the facts and circumstances relating to the economic arrangement of the partners with respect to the item. PREIT Associates' allocations of taxable income and loss are intended to comply with the requirements of Section 704(b) of the Internal Revenue Code and the Treasury Regulations promulgated thereunder.

         Tax Allocations With Respect to Contributed Properties. The properties contributed directly or indirectly to PREIT Associates have generally been appreciated as of the time of contribution, and it is likely that properties contributed in the future will also be appreciated. Under Section 704(c) of the Internal Revenue Code, items of income, gain, loss and deduction attributable to appreciated or depreciated property that is contributed to a partnership in exchange for an interest in the partnership must be allocated for federal income tax purposes in a manner so that the contributor is charged with or benefits from the unrealized gain or unrealized loss associated with the property at the time of the contribution. The amount of the unrealized gain or unrealized loss is generally equal to the difference between the fair market value of the contributed property at the time of contribution and the adjusted tax basis of the property at the time of contribution. The partnership agreements of the Partnerships require allocations of income, gain, loss and deduction attributable to the contributed property to be made in a manner that is consistent with Section 704(c) of the Internal Revenue Code. If the Partnerships sell contributed property at a gain or loss, the gain or loss will be allocated to the contributing partner(s) generally to the extent of the precontribution unrealized gain or loss.

         Depreciation. The Partnerships' assets other than cash consist largely of appreciated property contributed by its partners. Assets contributed to a partnership in a tax-free transaction carry over their depreciation schedules. Accordingly, PREIT Associates' depreciation deductions for its real property are based largely on the historic depreciation schedules for the properties. The properties are being depreciated over a range of 15 to 40 years using various methods of depreciation which were determined at the time that each item of depreciable property was placed in service. Any real property purchased by the Partnerships will be depreciated over at least 39 years, except that residential buildings will be depreciated over 27.5 years, and land is nondepreciable. In certain instances where a partnership interest rather than real estate is contributed to the Partnership, the real estate may not carry over its depreciation schedule but rather may, similarly, be subject to the lengthier depreciation period.

         Section 704(c) of the Internal Revenue Code requires that depreciation as well as gain and loss be allocated in a manner so as to take into account the variation between the fair market value and tax basis of the property contributed. Depreciation with respect to any property purchased by PREIT Associates subsequent to the admission of its partners, however, will be allocated among the partners in accordance with their respective percentage interests in the Partnerships.

         Sale of Partnership Property. Generally, any gain realized by a partnership on the sale of property held by the partnership for more than one year will be long-term capital gain, except for any portion of the gain that is treated as depreciation or cost recovery recapture. However, under the REIT requirements, PREIT's share as a partner of any gain realized by the Partnerships on the sale of any property held as inventory or other property held primarily for sale to customers in the ordinary course of a trade or business will be treated as income from a prohibited transaction that is subject to a 100% penalty tax. The prohibited transaction income could also have an adverse effect upon PREIT's ability to satisfy the income tests for REIT status. Under existing law, whether property is held as inventory or primarily for sale to customers in the ordinary course of a trade or business is a question of fact that depends on all the facts and circumstances with respect to the particular transaction. A safe harbor to avoid classification as a prohibited transaction exists as to real estate assets held for the production of rental income by a REIT for at least four years where in any taxable year the REIT has made no more than seven sales of property or, in the alternative, the aggregate of the adjusted bases of all properties sold does not exceed 10% of the adjusted bases of all of the REIT's properties during the year and the expenditures includable in a property's net sales price. The Partnerships intend to hold properties for investment with a view to long-term appreciation, to engage in the business of acquiring, developing, owning, and operating and leasing properties and to make occasional sales of the properties as are consistent with PREIT's and PREIT Associates' investment objectives. No assurance can be given, however, that no property sale by the Partnerships will constitute a sale of inventory or other property held primarily for sale to customers.

Taxation of Shareholders

         Taxation of Taxable Domestic Shareholders. As long as PREIT qualifies as a REIT, distributions made to PREIT's taxable domestic shareholders (or "U.S. shareholders") out of current or accumulated earnings and profits (and not designated as capital gain dividends or qualified dividend income) will be taken into account by them as ordinary income (at graduated federal income tax rates up to 35%). In determining the extent to which a distribution constitutes a dividend for tax purposes, PREIT's earnings and profits will be allocated first to distributions with respect to its preferred shares and then to its common shares. Corporate shareholders will not be eligible for the dividends-received deduction as to such amounts. Dividends paid by a REIT will generally not constitute qualified dividends that are taxed at the recently reduced federal capital gain tax rates (up to only 15%) that are generally applicable to dividend income earned by individuals from non-REIT C corporations, except to the extent the REIT dividends are attributable to dividend income earned by the REIT or are attributable to other REIT income on which certain income taxes have been paid by the REIT. PREIT does not anticipate that any substantial amount of its dividends will constitute qualified dividends.

         Distributions in excess of current and accumulated earnings and profits will not be taxable to a U.S. shareholder to the extent that the distributions do not exceed the adjusted basis of the shareholder's shares. Rather, such distributions will reduce the adjusted basis of such shares. To the extent that distributions exceed the adjusted basis of a U.S. shareholder's shares, the distributions will be taxable as capital gains, assuming the shares are a capital asset in the hands of the U.S. shareholder.

         Distributions will generally be taxable, if at all, in the year of the distribution. However, if PREIT declares a dividend in October, November, or December of any year with a record date in one of these months and pays the dividend on or before January 31 of the following year, PREIT will be treated as having paid the dividend, and the shareholder will be treated as having received the dividend, on December 31 of the year in which the dividend was declared.

         PREIT may elect to designate distributions of its net capital gain as "capital gain dividends." Capital gain dividends are taxed to PREIT's U.S. shareholders as gain from the sale or exchange of a capital asset held for more than one year. This tax treatment applies regardless of the period during which the shareholders have held their shares. If PREIT designates any portion of a dividend as a capital gain dividend, the amount that will be taxable to the shareholder as capital gain will be detailed to U.S. shareholders on Internal Revenue Service Form 1099-DIV. Corporate shareholders, however, may be required to treat up to 20% of capital gain dividends as ordinary income.

         Instead of paying capital gain dividends, PREIT may elect to require shareholders to include PREIT's undistributed net capital gains in their income. If PREIT makes such an election, U.S. shareholders (1) will include in their income as long-term capital gains their proportionate share of such undistributed capital gains and (2) will be deemed to have paid their proportionate share of the tax paid by PREIT on such undistributed capital gains and thereby receive a credit or refund for such amount. A U.S. shareholder of PREIT's shares will increase the basis in its shares by the difference between the amount of capital gain included in its income and the amount of tax it is deemed to have paid. PREIT's earnings and profits will be adjusted appropriately.

         PREIT must classify portions of its designated capital gain dividend into the following categories:

         1. a 15% gain distribution, which will be taxable to non-corporate U.S. shareholders at a maximum rate of 15%; or

         2. an unrecaptured Section 1250 gain distribution, which will be taxable to non-corporate U.S. shareholders at a maximum rate of 25%.

In addition, a 20% gain distribution, which would be taxable to non-corporate U.S. shareholders of PREIT's shares at a maximum rate of 20%, rather than 15%, may be applicable for capital gain dividends attributable to PREIT's capital gains for periods prior to May 6, 2003.

         Distributions made by PREIT and gain arising from the sale or exchange by a U.S. shareholder of PREIT's shares will not be treated as passive activity income, and as a result, U.S. shareholders of PREIT's shares generally will not be able to apply any "passive losses" against this income or gain. In addition, taxable distributions from PREIT generally will be treated as investment income for purposes of the investment interest limitations. A U.S. shareholder of PREIT's shares may elect to treat capital gain dividends, capital gains from the disposition of shares and income designated as qualified dividend income as investment income for purposes of the investment interest limitation, in which case the applicable gain or income will be taxed at ordinary income tax rates. U.S. shareholders of PREIT's shares may not include in their individual income tax returns any of PREIT's net operating losses or capital losses. PREIT's operating or capital losses would be carried over by PREIT for potential offset against future income, subject to applicable limitations. PREIT will notify shareholders regarding the portions of distributions for each year that constitute ordinary income, return of capital and capital gain. In general, a domestic shareholder will realize capital gain or loss on the disposition of shares equal to the difference between (1) the amount of cash and the fair market value of any property received on the disposition and (2) the shareholder's adjusted basis of the shares. The gain or loss generally will constitute long-term capital gain or loss if the shareholder has held the shares for more than one year. For an individual shareholder, a long-term capital gain will generally be taxable at a maximum rate of 15%.

         Loss upon a sale or exchange of shares by a shareholder who has held the shares for six months or less (after applying certain holding period rules) will be treated as a long-term capital loss to the extent of distributions from PREIT required to be treated by the shareholder as long-term capital gain (including both 15%- and 25%-rate gain).

         Taxation of Tax-Exempt Shareholders. PREIT does not expect that distributions by PREIT to a shareholder that is a tax-exempt entity will constitute "unrelated business taxable income" ("UBTI"), provided that the tax-exempt entity has not financed the acquisition of its shares with "acquisition indebtedness" within the meaning of the Internal Revenue Code and the shares are not otherwise used in an unrelated trade or business of the tax-exempt entity. However, for a tax-exempt shareholder that is a social club, voluntary employee benefit association, supplemental unemployment benefit trust, or qualified group legal services plan exempt from federal income taxation under Internal Revenue Code Sections 501(c)(7), (c)(9), (c)(17) and (c)(20), respectively, or a single parent title-holding corporation exempt under Section 501(c)(2) the income of which is payable to any of the aforementioned tax-exempt organizations, income from an investment in PREIT's shares will constitute UBTI unless the organization properly sets aside or reserves such amounts for purposes specified in the Internal Revenue Code. These tax exempt shareholders should consult their own tax advisors concerning these "set aside" and reserve requirements.

         Notwithstanding the above, however, a portion of the dividends paid by a "pension held REIT" are treated as UBTI as to any trust which is described in
Section 401(a) of the Internal Revenue Code, is tax-exempt under Section 501(a) of the Internal Revenue Code, and holds more than 10%, by value, of the interests in the REIT. Tax-exempt pension funds that are described in Section 401(a) of the Internal Revenue Code are referred to below as "pension trusts."

         A REIT is a "pension held REIT" if it meets the following two tests:

         1. it would not have qualified as a REIT but for Section 856(h)(3) of the Internal Revenue Code, which provides that shares owned by pension trusts will be treated, for purposes of determining whether the REIT is closely held, as owned by the beneficiaries of the trust rather than by the trust itself; and

         2. either (a) at least one pension trust holds more than 25% of the value of the interests in the REIT, or (b) a group of pension trusts, each individually holding more than 10% of the value of the REIT's shares, collectively owns more than 50% of the value of the REIT's shares.

The percentage of any REIT dividend from a "pension held REIT" that is treated as UBTI is equal to the ratio of the UBTI earned by the REIT, treating the REIT as if it were a pension trust and therefore subject to tax on UBTI, to the total gross income of the REIT. An exception applies where the percentage is less than 5% for any year, in which case none of the dividends would be treated as UBTI.

         Based on the current estimated ownership of PREIT's common and preferred shares and as a result of certain limitations on transfer and ownership of common and preferred shares contained in PREIT's trust agreement, PREIT does not expect to be classified as a "pension held REIT."

         Taxation of Non-U.S. Shareholders. The rules governing U.S. federal income taxation of nonresident alien individuals, foreign corporations, foreign partnerships and other foreign shareholders (collectively, "Non-U.S. Shareholders") are complex, and no attempt will be made herein to provide more than a limited summary of these rules. Prospective Non-U.S. Shareholders should consult with their own tax advisor to determine the impact of U.S. federal, state and local income tax laws with regard to an investment in shares, including any reporting requirements. In particular, Non-U.S. Shareholders who are engaged in a trade or business in the United States, and Non-U.S. Shareholders who are individuals and who were present in the United States for 183 days or more during the tax year and have a "tax home" in the United States, may be subject to tax rules different from those described below.

         Distributions that are not attributable to gain from sales or exchanges by PREIT of U.S. real property interests and not designated by PREIT as capital gain dividends or qualified dividend income will be treated as dividends of ordinary income to the extent that they are made out of current or accumulated earnings and profits of PREIT. These distributions, ordinarily, will be subject to a withholding tax equal to 30% of the gross amount of the distribution unless an applicable tax treaty reduces that tax or the dividends are treated as effectively connected with the conduct by the Non-U.S. Shareholder of a U.S. trade or business. Under some treaties, however, lower rates generally applicable to dividends do not apply to dividends from REITs. Dividends that are effectively connected with a trade or business will be subject to tax on a net basis, that is, after allowance for deductions, at graduated rates, in the same manner as U.S. shareholders are taxed with respect to these dividends, and are generally not subject to withholding. Applicable certification and disclosure requirements must be satisfied to be exempt from withholding under the effectively connected income exception. Any dividends received by a corporate Non-U.S. Shareholder that is engaged in a U.S. trade or business also may be subject to an additional branch profits tax at a 30% rate, or lower applicable treaty rate. PREIT expects to withhold U.S. income tax at the rate of 30% on any dividend distributions, not designated as (or deemed to be) capital gain dividends, made to a Non-U.S. Shareholder unless:

        o a lower treaty rate applies and the Non-U.S. Shareholder furnishes an Internal Revenue Service Form W-8BEN to PREIT evidencing eligibility for that reduced rate; or

        o the Non-U.S. Shareholder furnishes an Internal Revenue Service Form W-8ECI to PREIT claiming that the distribution is effectively connected income.

         Distributions in excess of current and accumulated earnings and profits of PREIT will not be taxable to a Non-U.S. Shareholder to the extent that they do not exceed the adjusted basis of the shareholder's shares, but rather will reduce the adjusted basis of the shares. To the extent that these distributions exceed the adjusted basis of a Non-U.S. Shareholder's shares, they will give rise to tax liability if the Non-U.S. Shareholder would otherwise be subject to tax on any gain from the sale or disposition of shares as described below (in which case they also may be subject to a 30% branch profits tax if the shareholder is a foreign corporation). If it cannot be determined at the time a distribution is made whether or not the distribution will be in excess of current or accumulated earnings and profits, the entire distribution will be subject to withholding at the rate applicable to dividends. However, the Non-U.S. Shareholder may seek a refund of the amounts from the Internal Revenue Service if it is subsequently determined that the distribution was, in fact, in excess of current or accumulated earnings and profits of PREIT.

         PREIT may be required to withhold at least 10% of any distribution in excess of its current and accumulated earnings and profits, even if a lower treaty rate applies or the Non-U.S. Shareholder is not liable for tax on the receipt of that distribution. However, a Non-U.S. Shareholder may seek a refund of these amounts from the Internal Revenue Service if the Non-U.S. Shareholder's U.S. tax liability with respect to the distribution is less than the amount withheld.

         PREIT generally will be required to withhold and remit to the Internal Revenue Service 35% of any distributions to Non-U.S. Shareholders that are designated as capital gain dividends, or, if greater, 35% of a distribution that could have been designated as a capital gain dividend. Distributions can be designated as capital gains to the extent of PREIT's net capital gain for the taxable year of the distribution. The amount withheld is creditable against the Non-U.S. Shareholder's United States federal income tax liability.

         Although the law is not entirely clear on the matter, it appears that amounts of undistributed capital gain that are designated by PREIT as deemed distributions (as discussed under "Taxation of Taxable Domestic Shareholders" above) would be treated with respect to Non-U.S. Shareholders in the manner outlined in the preceding paragraph for actual distributions by PREIT of capital gain dividends. Under that approach, the Non-U.S. Shareholders would be able to offset as a credit against their United States federal income tax liability resulting therefrom their proportionate share of the tax paid by PREIT on the undistributed capital gains (and to receive from the Internal Revenue Service a refund to the extent their proportionate share of the tax paid by PREIT were to exceed their actual United States federal income tax liability).
Under the Foreign Investment in Real Property Tax Act, which is referred to as "FIRPTA," distributions to a Non-U.S. Shareholder that are attributable to gain from sales or exchanges by PREIT of U.S. real property interests, whether or not designated as a capital gain dividend, will cause the Non-U.S. Shareholder to be treated as recognizing gain that is income effectively connected with a U.S. trade or business. Non-U.S. Shareholders will be taxed on this gain at the same rates applicable to U.S. shareholders, subject to a special alternative minimum tax in the case of nonresident alien individuals. Also, this gain may be subject to a 30% (or lower applicable treaty rate) branch profits tax in the hands of a Non-U.S. Shareholder that is a corporation.

         Gain recognized by a Non-U.S. Shareholder upon a sale or exchange of PREIT's shares generally will not be subject to United States taxation unless:

         o the investment in PREIT's shares is effectively connected with a U.S. trade or business (or, in the case of a Non-U.S. Shareholder that is an eligible resident of a foreign country that has an applicable tax treaty with the U.S., a U.S. permanent establishment of the Non-U.S. Shareholder), in which case the Non-U.S. Shareholder will be subject to the same treatment as a domestic shareholder with respect to any gain or loss;

         o the Non-U.S. Shareholder is a nonresident alien individual who is present in the United States for 183 days or more during the taxable year and has a tax home in the United States, in which case the nonresident alien individual will be subject to a 30% tax on the individual's net capital gains for the taxable year; or

         o PREIT's shares constitute a U.S. real property interests within the meaning of FIRPTA, as described below.

         PREIT's shares will constitute U.S. real property interests within the meaning of FIRPTA unless PREIT is a "domestically controlled REIT," defined generally as a REIT for which at all times during a defined testing period less than 50% in value of its stock has been held directly or indirectly by foreign persons. PREIT believes that it is a domestically controlled REIT, and, therefore, that its shares do not constitute U.S. real property interests. However, because PREIT's shares are publicly traded, PREIT cannot guarantee that it is or will continue to be a domestically controlled REIT.

         Even if PREIT were not to qualify as a domestically controlled REIT at the time a Non-U.S. Shareholder sells PREIT's shares, gain arising from the sale still would not be subject to FIRPTA tax if:

         o the class of shares sold is "regularly traded" on an established securities market, such as the NYSE (which PREIT believes to be the case); and

         o the selling Non-U.S. Shareholder has owned, actually or constructively, no more than 5% of the outstanding class of shares during the five-year period ending on the date of the sale.

         If the gain on the sale of shares were to be subject to tax under FIRPTA, the Non-U.S. Shareholder would be subject to the same treatment as U.S. shareholders with respect to the gain (subject to applicable alternative minimum tax and a special alternative minimum tax in the case of nonresident alien individuals).

Backup Withholding Tax and Information Reporting

         In general, information-reporting requirements will apply to payments of dividends on PREIT's shares to some U.S. shareholders, unless an exception applies.

         The payor is required to withhold tax on such payments at the rate of 28% if (1) the payee fails to furnish a taxpayer identification number, or TIN, to the payor or to establish an exemption from backup withholding, or (2) the Internal Revenue Service notifies the payor that the TIN furnished by the payee is incorrect.

         In addition, a payor of the dividends on PREIT's shares is required to withhold tax at a rate of 28% if (1) there has been a notified payee under-reporting with respect to interest, dividends or original issue discount described in Section 3406(c) of the Internal Revenue Code, or (2) there has been a failure of the payee to certify under the penalty of perjury that the payee is not subject to backup withholding under the Internal Revenue Code.

         Some shareholders, including corporations, may be exempt from backup withholding. Any amounts withheld under the backup withholding rules from a payment to a shareholder will be allowed as a credit against the shareholder's United States federal income tax and may entitle the shareholder to a refund, provided that the required information is furnished to the Internal Revenue Service.

         The payor will be required to furnish annually to the Internal Revenue Service and to PREIT's shareholders information relating to the amount of dividends paid on PREIT's shares, and that information reporting may also apply to payments of proceeds from the sale of PREIT's shares. Some shareholders, including corporations, financial institutions and certain tax-exempt organizations, are generally not subject to information reporting.

         With regard to Non-U.S. Shareholders, information reporting generally will apply to payments of dividends on PREIT's shares, and backup withholding described above for a U.S. shareholder will apply, unless the payee certifies that it is not a U.S. person or otherwise establishes an exemption.

         The payment of the proceeds from the disposition of PREIT's shares to or through the U.S. office of a U.S. or foreign broker will be subject to information reporting and backup withholding as described above for U.S. shareholders unless the Non-U.S. Shareholder satisfies the requirements necessary to be an exempt Non-U.S. Shareholder or otherwise qualifies for an exemption. The proceeds of a disposition by a Non-U.S. Shareholder of PREIT's shares to or through a foreign office of a broker generally will not be subject to information reporting or backup withholding. However, if the broker is a U.S. person, a controlled foreign corporation for U.S. tax purposes, a foreign person 50% or more of whose gross income from all sources for specified periods is from activities that are effectively connected with a U.S. trade or business, a foreign partnership if partners who hold more than 50% of the interest in the partnership are U.S. persons, or a foreign partnership that is engaged in the conduct of a trade or business in the U.S., then information reporting generally will apply as though the payment was made through a U.S. office of a U.S. or foreign broker.

         Applicable Treasury regulations provide presumptions regarding the status of a PREIT shareholder when payments to such shareholder cannot be reliably associated with appropriate documentation provided to the payor. Because the application of these Treasury regulations varies depending on the shareholder's particular circumstances, you are advised to consult your tax advisor regarding the information reporting requirements applicable to you.

Sunset of Tax Provisions

         Several of the tax considerations described herein are subject to a sunset provision. The sunset provision generally provides that for taxable years beginning after December 31, 2008, certain provisions that are currently in the Internal Revenue Code will revert back to a prior version of those provisions. These provisions include those related to the 15% capital gains rate and its application to qualified dividend income and other tax rates described herein. Prospective shareholders should consult their own tax advisors regarding the possible effects of these sunset provisions.

Other Tax Considerations

         PREIT and its shareholders may be subject to state or local taxation in various state or local jurisdictions, including those in which it or they transact business or reside. The state and local tax treatment of PREIT and its shareholders may not conform to the federal income tax consequences discussed above. Prospective shareholders should consult their own tax advisors regarding the effect of state and local tax laws on an investment in shares of PREIT.

Tax Shelter Reporting

         Under recently promulgated Treasury regulations, if a taxpayer recognizes a loss of $2 million or more, in the case of an individual taxpayer, or $10 million or more, in the case of a corporate taxpayer, the taxpayer may be required to file a disclosure statement with the Internal Revenue Service on Form 8886. Losses on sales of portfolio securities are in many cases exempt from this reporting requirement, but sales of REIT shares currently are not excepted. The fact that a loss is reportable under these regulations does not affect the legal determination of whether the taxpayer's treatment of the loss is proper. Stockholders should consult their tax advisors to determine the applicability of these regulations in light of their individual circumstances.

                              PLAN OF DISTRIBUTION

         This prospectus relates to the offer and sale from time to time of up to 2,761,230 shares that have been issued or may be issued to the holders of PREIT Partnership Units listed above under the caption "Selling Shareholders," or to their pledgees, donees, transferees, partners or other successors in interest. We will not receive any of the proceeds from the sale of any shares by the selling shareholders. The distribution of the shares may be effected from time to time in one or more underwritten transactions at a fixed price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. Any such underwritten offering may be on a "best efforts" or a "firm commitment" basis. In connection with any such underwritten offering, underwriters or agents may receive compensation in the form of discounts, concessions or commissions from the selling shareholders or from purchasers of shares for whom they may act as agents. Underwriters may sell shares to or through dealers, and such dealers may receive compensation in the form of discounts, concessions or commissions from the underwriters and/or commissions from the purchasers for whom they may act as agents.

         Under agreements into which we may enter, underwriters, dealers and agents who participate in the distribution of shares may be entitled to indemnification from us against certain liabilities, including liabilities under the Securities Act, or to contribution with respect to payments that such underwriters, dealers or agents may be required to make in respect thereof.

         The selling shareholders and any underwriters, dealers or agents that participate in the distribution of shares may be deemed to be "underwriters" within the meaning of the Securities Act, and any profit on the sale of shares by them and any discounts, commissions or concessions received by any such underwriters, dealers or agents might be deemed to be underwriting discounts and commissions under the Securities Act.

         At a time a particular offer of shares is made, a prospectus supplement, if required, will be distributed that will set forth the name and names of any underwriters, dealers or agents, any discounts, commissions and other terms constituting compensation from the selling shareholders and any other required information.

         The sale of the shares by the selling shareholders also may be effected from time to time by selling the shares directly to purchasers or to or through broker-dealers. In connection with any such sale, any such broker-dealer may act as agent for the selling shareholders or may purchase from the selling shareholders all or a portion of the shares as principal, and any such sale may be made pursuant to any of the methods described below. Such sales may be made on the NYSE or other exchanges on which the shares are then traded, in the over-the-counter market, in negotiated transactions or otherwise at prices and at terms then prevailing or at prices related to the then-current market prices or at prices otherwise negotiated.

The shares also may be sold in one or more of the following transactions: (a) block transactions (which may involve crosses) in which a broker-dealer may sell all or a portion of such shares as agent but may position and resell all or a portion of the block as principal to facilitate the transaction; (b) purchases by any such broker-dealer as principal and resale by such broker-dealer for its own account; (c) a special offering, an exchange distribution or a secondary distribution in accordance with applicable NYSE or other stock exchange rules;
(d) ordinary brokerage transactions and transactions in which any such broker-dealer solicits purchasers; (e) sales "at the market" to or through a market maker or into an existing trading market, on an exchange or otherwise, for such shares; (f) sales in other ways not involving market makers or established trading markets, including direct sales to purchasers; (g) transactions in options, swaps or other derivatives that may not be listed on an exchange; and (h) the creation or settlement of hedging transactions.

         In effecting sales, broker-dealers engaged by the selling shareholders may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or other compensation from the selling shareholders in amounts to be negotiated immediately prior to the sale that will not exceed those customary in the types of transactions involved. Broker-dealers may also receive compensation from purchasers of the shares that is not expected to exceed that customary in the types of transactions involved. The shares may also be sold pursuant to Rule 144 promulgated under the Securities Act.

         We will pay all expenses incident to the offering and sale of the shares, other than commissions, discounts and fees of underwriters, broker-dealers or agents. We have agreed to indemnify the selling shareholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                  LEGAL MATTERS

         The legality of the shares offered hereby will be passed upon for us by Drinker Biddle & Reath LLP. Drinker Biddle & Reath LLP will also pass on certain federal income tax matters respecting us.

                                     EXPERTS

         The consolidated financial statements and schedules of PREIT and subsidiaries as of December 31, 2002 and 2001, and for each of the years in the three-year period ended December 31, 2002 included in PREIT's Current Report on Form 8-K dated June 27, 2003 and filed on August 12, 2003 have been incorporated herein by reference in reliance upon the reports of KPMG LLP and Ernst & Young LLP, independent auditors, incorporated by reference herein, and upon the authority of said firms as experts in accounting and auditing.

         The report of KPMG LLP dated March 27, 2003, except as to note 16, which is as of June 27, 2003, refers to the fact that PREIT has adopted Statement of Financial Accounting Standards No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets and Statement of Financial Accounting Standards No. 142, Goodwill and Other Intangible Assets as of January 1, 2002.

         The statement of revenue and certain expenses of WG Park, L.P. for the year ended December 31, 2002 included in PREIT's Current Report on Form 8-K dated September 2, 2003 and filed on September 17, 2003 have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP dated September 12, 2003, includes a paragraph that states that the statement was prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and is not intended to be a complete presentation of the WG Park, L.P. revenue and expenses.

         The combined statements of revenues and certain expenses of the Subject Properties - First Close and the Subject Properties - Second Close for the year ended December 31, 2002 and the statements of revenues and certain expenses of Cherry Hill Mall for the years ended December 31, 2002, 2001 and 2000 included in PREIT's Current Report on Form 8-K/A No. 2 dated April 28, 2003 (filed on September 26, 2003) have been incorporated herein by reference in reliance upon the report of KPMG LLP, independent auditors, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The reports of KPMG LLP dated April 29, 2003 include a paragraph that states that the statements were prepared for the purpose of complying with the rules and regulations of the Securities and Exchange Commission, as described in note 2, and are not intended to be a complete presentation of the revenues and expenses of the Subject Properties - First Close, the Subject Properties - Second Close and Cherry Hill Mall.

         The consolidated financial statements and schedules of Crown American Realty Trust at December 31, 2002, and for the three years then ended incorporated by reference in Crown American Realty Trust's Current Report on Form 8-K dated June 9, 2003 and filed June 19, 2003, which is filed as Exhibit
99.1 to PREIT's Form 8-K dated November 20, 2003 and filed on December 4, 2003, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements and schedules are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

                       WHERE YOU CAN FIND MORE INFORMATION

         We are subject to the informational requirements of the Securities Exchange Act of 1934, which require us to file reports, proxy statements and other information with the SEC. You may read and copy our SEC filings at the SEC's Public Reference Facilities, which are in Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and the SEC's following regional offices: 233 Broadway, New York, New York 10279 and 175 W. Jackson Boulevard, Chicago, Illinois 60604. Copies of the material can be obtained from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, by calling 1-800-SEC-0330. The SEC also maintains an Internet web site at www.sec.gov that contains our SEC filings. In addition, our shares are listed on the New York Stock Exchange and our SEC filings can be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. We also maintain an internet website that contains information about us at www.preit.com.

         We filed with the SEC a registration statement on Form S-3 under the Securities Act of 1933 with respect to the securities we are offering by this prospectus. This prospectus does not contain all of the information set forth in the registration statement because we have omitted some of the information as permitted by the SEC's rules and regulations. Statements contained in this prospectus as to the contents of any contract or other document are not necessarily complete. In each instance, each statement is qualified, in all respects, by reference to the copy of the applicable contract or document filed as an exhibit to the registration statement. For further information about us and our securities, we refer you to the registration statement and the exhibits and schedules that may be obtained from the SEC at its principal office in Washington, D.C. after payment of the SEC's prescribed fees.

         The SEC allows us to "incorporate by reference" the information in documents we file with them. This means that we can disclose important information by referring you to these documents. The information we incorporate by reference is an important part of this prospectus, and information in documents we file after the date of this prospectus automatically will update and supersede information in this prospectus.

         We filed the documents listed below under the Exchange Act with the SEC, and we incorporate each of the documents, and all documents filed after the date of this prospectus under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, into this prospectus by reference:

         1. 2002 Annual Report on Form 10-K, filed on March 31, 2003.

         2. Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003, the quarter ended June 30, 2003, filed on August 14, 2003, and the quarter ended September 30, 2003, filed on November 7, 2003.

         3. Current Reports on Form 8-K dated April 3, 2003 (filed on April 10,
2003), dated April 28, 2003 (filed on May 13, 2003, amended on June 20, 2003, amended on September 26, 2003), dated May 13, 2003 (filed on May 22, 2003), dated May 30, 2003 (filed on June 16, 2003, amended on August 8, 2003, amended on September 29, 2003), dated June 27, 2003 (filed on August 12, 2003), dated August 15, 2003 (filed on August 15, 2003 and amended on August 25, 2003), dated August 21, 2003 (filed on August 21, 2003), dated September 2, 2003 (filed on September 17, 2003) and dated November 20, 2003 (filed on December 4, 2003).

         4. Registration Statement on Form 8-A12B, filed on December 17, 1997, setting forth the description of our common shares, and filed on May 3, 1999, setting forth the description of rights to purchase PREIT common shares, including any amendment or reports filed for the purpose of updating such information.

         We will provide without charge to each person to whom a copy of this prospectus is delivered, after their written or oral request, a copy of any or all of the documents we have incorporated in this prospectus by reference. Written requests for copies should be addressed to:

                    Pennsylvania Real Estate Investment Trust
                            Attention: Bruce Goldman,
        Executive Vice President-General Counsel and Assistant Secretary
                                  The Bellevue
                               200 S. Broad Street
                        Philadelphia, Pennsylvania 19102
                            Telephone: (215) 875-0700

                           FORWARD LOOKING STATEMENTS

         This prospectus, together with other statements and information publicly disseminated by us, contains certain "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Forward-looking statements relate to expectations, beliefs, projections, future plans and strategies, anticipated events or trends and other matters that are not historical facts. These forward-looking statements reflect our current views about future events and are subject to risks, uncertainties and changes in circumstances that may cause future events, achievements or results to differ materially from those expressed or implied by the forward-looking statement. Factors that may cause our actual results to differ materially from those expressed or implied by our forward-looking statements include, but are not limited to:

         o the timing and full realization of the expected benefits from the recently completed transactions;

         o the cost, timing and difficulty of integrating the properties recently acquired into our business; and

         o greater than expected operating costs, financing costs and business disruption associated with the recently completed transactions, including without limitation, difficulties in maintaining relationships with employees and tenants following the consummation of such transactions.

         Additional factors that may cause our actual results to differ materially from those expressed or implied in our forward-looking statements include those discussed in the section entitled "Risk Factors." We do not intend to and disclaim any duty or obligation to update or revise any forward-looking statements to reflect new information, future events or otherwise.

                                     PART II
                     INFORMATION NOT REQUIRED IN PROSPECTUS


Item 14.  Other Expenses of Issuance and Distribution.

The following table sets forth the costs and expenses, other than selling or underwriting discounts and commissions, we will incur in connection with the issuance and distribution of the securities being registered. All amounts shown are estimated except the SEC registration fee.

   Securities and Exchange Commission Registration Fee.............   $ 7,696
   Legal Fees and Expenses.........................................    30,000
   Miscellaneous Expenses..........................................    15,000
                                                                      -------
   Total...........................................................   $52,696
                                                                      =======

Item 15.  Indemnification of Directors and Officers.

         The PREIT trust agreement, as amended, provides that:

         o no trustee shall be personally liable to any person or entity for any of PREIT's acts, omissions or obligations;

         o no trustee shall be personally liable for monetary damages for any action, or any failure to act, except to the extent a Pennsylvania business corporation's director would remain liable under the provisions of Section 1713 of the Pennsylvania Business Corporation Law; and

         o no officer who performs his duties in good faith, in a manner reasonably believed to be in PREIT's best interests and with the care, skill and diligence a person of ordinary prudence would use will be liable by reason of having been an officer.

         Pennsylvania law permits and the PREIT trust agreement and by-laws provide that every trustee and officer is entitled as of right to be indemnified by PREIT against reasonable expenses (including attorney's fees) and any liability, loss, judgment, excise tax, fine, penalty, or settlement they pay or incur in connection with an actual (whether pending or completed) or threatened claim, action, suit or proceeding, whether civil, criminal, administrative, investigative or otherwise, whether brought by or in PREIT's right or otherwise, in which he or she may be involved, as a party or otherwise, by reason of being or having been a trustee or officer or because the person is or was serving in any capacity at PREIT's request as a trustee, director, officer, employee, agent, partner, fiduciary or other representative of another REIT, corporation, partnership, joint venture, trust, employee benefit plan or other entity provided, however, that:

         o no right of indemnification will exist with respect to an action brought by a trustee or officer against PREIT; and

         o no indemnification will be made in any case where the act or failure to act giving rise to the claim for indemnification is determined by the final judgment of a court of competent jurisdiction to have constituted willful misconduct or recklessness.

         The right to indemnification is contractual in nature and includes the right to be paid in advance the expenses incurred in connection with any proceedings; provided, however, that advance payments must be made in accordance with applicable law and must be accompanied by an undertaking by or on behalf of the applicable trustee or officer to repay all amounts so advanced if it is determined ultimately that the applicable trustee or officer is not entitled to indemnification under PREIT's trust agreement.

         In addition, the PREIT trust agreement and Pennsylvania law permit PREIT to provide similar indemnification to employees, agents and other persons who are not trustees or officers. Pennsylvania law also permits indemnification in connection with a proceeding brought by or in PREIT's right to procure a judgment in PREIT's favor and requires indemnification in certain cases where the trustee or officer is the prevailing party. Certain of the employment agreements PREIT has entered into with its officers provide the officer indemnification. Generally, these contracts require PREIT to indemnify the officer to the fullest extent permitted under PREIT's trust agreement. The limited partnership agreement for PREIT Associates, PREIT's operating partnership, also provides for indemnification of PREIT, its trustees and its officers for any and all actions with respect to PREIT Associates; provided, however, that PREIT Associates will not provide indemnity for:

         o  willful misconduct or knowing violation of the law;

         o any transaction where the covered person received an improper personal benefit in violation or breach of PREIT Associates' limited partnership agreement;

         o  any violation of PREIT Associates' limited partnership agreement; or

         o any liability the person may have to PREIT Associates under certain specified documents.

         Currently, PREIT maintains directors' and officers' liability insurance for its trustees and officers.

         Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to trustees, officers, or persons controlling PREIT pursuant to the foregoing provisions, PREIT has been informed that in the Securities and Exchange Commission's opinion, the indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 16.  Exhibits.

(a)      Exhibits:


Exhibit
Number                Description
------                ------------
5                     Opinion of Drinker Biddle & Reath LLP
8                     Opinion of Drinker Biddle & Reath LLP regarding tax matters
23.1                  Consent of KPMG LLP (Independent Auditors of the Registrant)
23.2                  Consent of KPMG LLP (Independent Auditors of the Registrant)
23.3                  Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley
                      Associates)
23.4                  Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley
                      Associates)
23.5                  Consent of Ernst & Young LLP (Independent Auditors of Crown
                      American Realty Trust)
23.6                  Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)
24                    Powers of Attorney (included on signature page)



Item 17.  Undertakings.

The undersigned registrant hereby undertakes:

         (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

                  (i) To include any prospectus required by section 10(a)(3) of the Securities Act;

                  (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

                  (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that the undertakings set forth in paragraphs (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the SEC by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the registration statement;

         (2) That, for the purpose of determining any liability under the Securities Act of 1933, as amended, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         (4) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a trustee, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


         Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Philadelphia, Commonwealth of Pennsylvania, on December 3, 2003.

                                    PENNSYLVANIA REAL ESTATE INVESTMENT TRUST



                                    By:   /s/ Jonathan B. Weller
                                         -------------------------------------
                                         Jonathan B. Weller,
                                         President and Chief Operating Officer


                                POWER OF ATTORNEY

         KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below, does hereby constitute and appoint RONALD RUBIN and JONATHAN B. WELLER, and each of them, his or her true and lawful attorneys-in-fact and agents, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this registration statement and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them, or his or their substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

         Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated:


                    Name                                          Capacity                                   Date
                    ----                                          --------                                   ----

/s/ Ronald Rubin                                Chairman, Chief Executive Officer and Trustee          December 3, 2003
--------------------------------
Ronald Rubin

/s/ Jonathan B. Weller                          President, Chief Operating Officer and                 December 3, 2003
--------------------------------                Trustee
Jonathan B. Weller

/s/ Rosemarie B. Greco                          Trustee                                                December 3, 2003
--------------------------------
Rosemarie B. Greco

--------------------------------                Trustee                                                December __, 2003
Lee H. Javitch

/s/ Leonard I. Korman                           Trustee                                                December 3, 2003
--------------------------------
Leonard I. Korman

/s/ Ira Lubert                                  Trustee                                                December 3, 2003
--------------------------------
Ira Lubert

/s/ Jeffrey P. Orleans                          Trustee                                                December 3, 2003
--------------------------------
Jeffrey P. Orleans

/s/ John J. Roberts                             Trustee                                                December 3, 2003
--------------------------------
John J. Roberts

/s/ George F. Rubin                             Trustee                                                December 3, 2003
--------------------------------
George F. Rubin

/s/ Edward A. Glickman                          Executive Vice President and Chief Financial           December 3, 2003
--------------------------------                Officer
Edward A. Glickman

/s/ David J. Bryant                             Senior Vice President - Finance and                    December 3, 2003
--------------------------------                Treasurer (Chief Accounting Officer)
David J. Bryant

                                  EXHIBIT INDEX

Exhibit
Number                Description
-------               ------------
5                     Opinion of Drinker Biddle & Reath LLP
8                     Opinion of Drinker Biddle & Reath LLP as to certain federal income tax matters
23.1                  Consent of KPMG LLP (Independent Auditors of the Registrant)
23.2                  Consent of KPMG LLP (Independent Auditors of the Registrant)
23.3                  Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley
                      Associates)
23.4                  Consent of Ernst & Young LLP (Independent Auditors of Lehigh Valley
                      Associates)
23.5                  Consent of Ernst & Young LLP (Independent Auditors of Crown
                      American Realty Trust)
23.6                  Consent of Drinker Biddle & Reath LLP (included in Exhibits 5 and 8)
24                    Powers of Attorney (included on signature page)
